Exhibit 99.1

Cautionary Statement Regarding Forward-Looking Statements

Certain matters discussed herein contain forward-looking statements. Any statements contained herein that are not statements of historical facts contained in this Annual Report on Form 10-K (“Form 10-K”) may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by words such as “aim,” “anticipate,” “assume,” “attempt,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “seek,” “should,” “strive,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	whether our available cash, cash equivalents and marketable securities, and product sales will be sufficient to fund our planned expenditures and meet our obligations in the future;

●	whether we will be able to continue to maintain or increase sales for our product;

●	our expectations regarding our ability to develop and commercialize our product candidates;

●	our ability to maintain regulatory approval for our product and our ability to obtain and maintain regulatory approval of our product candidates, if and when approved;

●	our expectations regarding government and third-party payer coverage and reimbursement;

●	our ability to manufacture our product and product candidates in conformity with regulatory requirements and to scale up manufacturing capacity of our product and product candidates for commercial supply;

●	our reliance on third-party contract manufacturers to supply our product candidates and product for us;

●	our expectations regarding the potential market size and the size of the patient populations for our product and product candidates, if approved for commercial use;

●	our expectations about making required future interest and principal payments as they become due in connection with our debt obligations;

●	our financial performance, including, but not limited to, projected net revenue, cost of goods sold, research and development expenses, selling and general administrative expense, and interest expense

●	the implementation of strategic plans for our business, product and product candidates;

●	the initiation, timing, progress and results of future preclinical and clinical studies and our research and development programs;

●	the likelihood of us receiving either of the $37.5 million payments we are eligible to receive as part of our divestiture of the UDENYCA franchise, depending on post-closing net sales of UDENYCA;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our product and product candidates;

●	our expectations regarding the scope or enforceability of third-party intellectual property rights, or the applicability of such rights to our product and product candidates;

●	the cost, timing and outcomes of litigation involving our product and product candidates;

●	our reliance on third-party contract research organizations to conduct clinical trials of our product candidates;

●	the benefits of the use of our product and product candidates;

●	our expectations about potential risks, disruptions and losses from future cyberattacks and security incidents;

●	the rate and degree of market acceptance of our current or any future product and product candidates;

●	our ability to compete with companies who currently are producing competitor products or will produce them in the future;

●	developments and projections relating to our competitors, our market opportunity and our industry; and

●	the effects of the continuation of the war in Ukraine and conflicts in the Middle East on our business and prospects.

We have based these forward-looking statements on our current expectations about future events. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those identified in our other filings with the Securities and Exchange Commission (the “SEC”). Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this report are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

The information below also contains estimates, projections, market opportunity estimates and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, publicly filed reports and similar sources.

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations with Retrospective Changes of the 2024 Form 10-K.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Form 10-K. This Form 10-K, including the following sections, contains forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the “Risk Factors” section in Item 1A of this Form 10-K. We caution the reader not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this Form 10-K. We undertake no obligation to update forward-looking statements, which reflect events or circumstances occurring after the date of this Form 10-K.

As described below, on April 11, 2025, we sold the UDENYCA Business, which represented the last and most significant divestiture of the Company’s biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises; therefore, the strategic shift criteria had been met. As a result, the assets, liabilities, and results of the biosimilar businesses were classified to discontinued operations in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025. As such, we have retrospectively reclassified all assets, liabilities, and results of the biosimilar businesses as discontinued operations in the following discussion and adjusted all references to the assets, liabilities, and results of our biosimilar businesses accordingly.

Overview

We are a fully integrated commercial-stage innovative oncology company with an approved next-generation programmed death receptor-1 (“PD-1”) inhibitor, LOQTORZI® (toripalimab-tpzi), and a pipeline that includes two mid-stage clinical candidates targeting liver, lung, head and neck, and other cancers. Our strategy is to grow sales of LOQTORZI in nasopharyngeal carcinoma (“NPC”) and advance the development of new indications for LOQTORZI in combination with both our pipeline candidates as well as our partners, driving sales multiples and synergies from proprietary combinations. On May 29, 2025, we changed our corporate name from “Coherus BioSciences,

Inc.” to “Coherus Oncology, Inc.” to better align with our exclusive focus on proprietary innovative immuno-oncology medicines following the completion of the recent divestitures of our biosimilar businesses and the transition to an exclusive focus on immuno-oncology.

We previously owned UDENYCA (pegfilgrastim-cbqv), which was launched commercially in a pre-filled syringe presentation in the United States in January 2019, followed by the launch of UDENYCA in an autoinjector presentation in May 2023 and the launch of UDENYCA ONBODY in February 2024. On December 2, 2024, we and Intas Pharmaceuticals Ltd. (“Intas”) entered into an asset purchase agreement (the “UDENYCA Purchase Agreement”), pursuant to which the Company agreed to divest the UDENYCA franchise (the “UDENYCA Business”) to Intas (the “UDENYCA Sale”). On April 11, 2025 (the “UDENYCA Closing Date”), we completed the divestiture of the UDENYCA Business to Intas for upfront, all-cash consideration of $483.4 million, inclusive of $118.4 million for UDENYCA product inventory. Intas has designated Accord BioPharma, Inc., an indirect wholly owned subsidiary of Intas (“Accord” and, together with Intas, the “Intas Parties”) to purchase the physical assets, including product inventory. We are eligible to receive two additional payments of $37.5 million each (together, the “Earnout Payments”). The first such payment is payable by Intas to us if net sales (as defined in the UDENYCA Purchase Agreement, “Net Sales”) of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through September 30, 2026 are equal to or greater than $300 million, and the second such payment is payable by Intas to us if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through March 31, 2027 are equal to or greater than $350 million.

The UDENYCA Sale represented the last and most significant divestiture of our biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises; therefore, the strategic shift criteria had been met and discontinued operations presentation has been included in the consolidated financial statements for all periods presented.

We have a depth of scientific expertise, an experienced and robust manufacturing know-how and oncology clinical, regulatory, market access, sales, key account management and medical affairs capabilities in the United States, which has supported the commercialization of LOQTORZI. We expect to further leverage these capabilities as we continue to advance our immuno-oncology franchise.

We primarily operate in the United States and partner with companies that operate in other countries.

Business Update

UDENYCA Sale

On December 2, 2024, we and Intas entered into the UDENYCA Purchase Agreement, pursuant to which the Company agreed to divest the UDENYCA Business to Intas. On the UDENYCA Closing Date, we completed the divestiture of the UDENYCA Business to Intas for upfront, all-cash consideration of $483.4 million, inclusive of $118.4 million for UDENYCA product inventory. Intas has designated Accord to purchase the physical assets, including product inventory. We are eligible to receive the Earnout Payments. The first such payment is payable by Intas to us if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through September 30, 2026 are equal to or greater than $300 million, and the second such payment is payable by Intas to us if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through March 31, 2027 are equal to or greater than $350 million.

Products and Product Candidates

Our portfolio includes the following products and product candidates:

Oncology

●	UDENYCA was launched commercially in a pre-filled syringe presentation in the United States in January 2019, followed by the launch of UDENYCA in an autoinjector presentation in May 2023 and the launch of UDENYCA ONBODY in February 2024. On December 2, 2024, we and Intas entered into the UDENYCA Purchase Agreement. On the UDENYCA Closing Date, we completed the divestiture of the UDENYCA Business to Intas for upfront, all-cash consideration of $483.4 million, inclusive of $118.4 million for UDENYCA product inventory.
●	LOQTORZI was developed for its ability to block PD-1 interactions with its ligands, PD-L1 and PD-L2, by binding to the FG loop on the PD-1 receptor. We believe blocking PD-1 interactions with PD-L1 and PD-L2 can help to promote the immune system’s ability to attack and kill tumor cells. On October 27, 2023, we announced that LOQTORZI was approved by the FDA in combination with cisplatin and gemcitabine for the first-line treatment of adults with metastatic or recurrent locally advanced NPC, and as monotherapy for the treatment of adults with recurrent, unresectable, or metastatic NPC with disease progression on or after platinum-containing chemotherapy. LOQTORZI is an anti-PD-1 antibody that we developed in collaboration with Junshi Biosciences. We announced the launch of LOQTORZI in the U.S. on January 2, 2024.

On December 11, 2023 we announced that NCCN updated the clinical practice guidelines for NPC to include LOQTORZI as a preferred, category 1 first-line treatment option for adults with metastatic or recurrent locally advanced NPC when used in combination with cisplatin and gemcitabine. On November 26, 2024, NCCN made a further update to the clinical practice guidelines for NPC to specify that LOQTORZI is the only preferred category 1 first-line treatment option for adults with metastatic or recurrent locally advanced NPC when used in combination with cisplatin and gemcitabine. The guidelines also recommend LOQTORZI monotherapy as the only preferred treatment in subsequent lines of therapy if disease progression on or after a platinum-containing therapy.

Further evaluation of LOQTORZI is expected through multiple current and planned clinical studies by us and our partners. We have a postmarketing commitment study active and enrolling patients in locations in the U.S. and Canada in order to further evaluate the efficacy of toripalimab in combination with chemotherapy (cisplatin and gemcitabine) in patients with advanced NPC (clinicaltrials.gov identifier NCT06457503). Junshi Biosciences is currently enrolling in a multiregional Phase 3 clinical study evaluating the treatment of LOQTORZI with its investigational anti-BTLA antibody in LS-SCLC (clinicaltrials.gov identifier NCT06095583). INOVIO Pharmaceuticals, Inc. plans a randomized Phase 3 study of INO-3112 and toripalimab in locally advanced, high risk HPV16/18+ oropharyngeal squamous cell carcinoma. CRI plans to evaluate toripalimab in combination with ENB Therapeutics’ investigational agent ENB-003 in its Phase 2 trial titled, “Immunotherapy Platform Study in Platinum Resistant High Grade Serous Ovarian Cancer (IPROC)” (clinicaltrials.gov identifier NCT04918186) that is being performed in collaboration with CCTG. On June 27, 2024, we entered into the Canada License Agreement with Apotex, pursuant to which, we granted to Apotex an exclusive license under our rights to toripalimab to commercialize toripalimab within Canada.

●	Casdozokitug (CHS-388, formerly SRF388), is an investigational recombinant human IgG1 monoclonal antibody targeting IL-27, an immune regulatory cytokine, or protein that is overexpressed in certain cancers, including hepatocellular, lung and renal cell carcinoma. IL-27 is a cytokine secreted by macrophages and antigen presenting cells that plays an important physiologic role in suppressing the immune system, as evidenced by its ability to resolve tissue inflammation. In addition, IL-27 is highly expressed during pregnancy and its expression is correlated with maternal-fetal tolerance. Due to its immune regulatory nature, there is a rationale for inhibiting IL-27 to treat cancer, as this approach will influence the activity of multiple types of immune cells that are necessary to recognize and attack a tumor. Casdozokitug received orphan drug designation from the FDA for the treatment of HCC in October 2020 and fast track designation from the FDA for the treatment of HCC in November 2020. Casdozokitug is currently in three on-going clinical studies, including a Phase 1/2 study in advanced solid tumors (clinicaltrials.gov identifier# NCT04374877), a Phase 2 study in HCC (clinicaltrials.gov identifier# NCT05359861) and a randomized Phase 2 study in HCC evaluating casdozokitug in combination with toripalimab and bevacizumab (clinicaltrials.gov identifier# NCT06679985).
●	CHS-114 (formerly SRF114), is an investigational highly specific human afucosylated IgG1 monoclonal antibody selectively targeting CCR8, a chemokine receptor highly expressed on Treg cells in the TME. CHS-114 is designed as a cytolytic antibody to cause depletion of intra-tumoral Treg cells, important regulators of immune suppression and tolerance, through ADCC, or ADCP or both. CHS-114 has shown anti-tumor activity as monotherapy or in combination with anti-PD-1 antibodies in preclinical models. We are enrolling patients with advanced solid tumors and HNSCC in the U.S. in a clinical trial evaluating safety and pharmacokinetics of CHS-114 with and without LOQTORZI (clinicaltrials.gov identifier# NCT05635643). We plan to initiate a Phase 1b clinical study of CHS-114 in combination with toripalimab in second-line HNSCC (clinicaltrials.gov identifier# NCT05635643) and to initiate a Phase 1b clinical study of CHS-114 in combination with toripalimab and/or other treatments in participants with advanced solid tumors with the first cohort evaluating gastric cancer (clinicaltrials.gov identifier# NCT06657144), each in the first quarter of 2025.

Immunology – Sold to HKF pursuant to the YUSIMRY Sale

●	YUSIMRY (adalimumab-aqvh), a biosimilar of Humira (adalimumab), is a monoclonal antibody that can bind to TNF. YUSIMRY provides certain therapeutic benefits for treatment of patients with certain inflammatory diseases characterized by increased production of TNF in the body, including rheumatoid arthritis, juvenile idiopathic arthritis, psoriatic arthritis, ankylosing spondylitis, Crohn’s disease, psoriasis and ulcerative colitis. In December 2021, the FDA approved YUSIMRY, which we launched in the United States in July 2023.

On June 26, 2024, we entered into the YUSIMRY Purchase Agreement with HKF and we completed the sale of our YUSIMRY franchise for upfront, cash consideration of $40.0 million and the assumption of $17.0 million of inventory purchase commitments by HKF. We retained the rights to certain patents that were licensed to Pfizer under the Pfizer License Agreement.

Ophthalmology – Sold to Sandoz pursuant to the CIMERLI Sale

●	CIMERLI (ranibizumab-eqrn), a Lucentis biosimilar, was approved by the FDA on August 2, 2022 for the treatment of neovascular (wet) age-related macular degeneration, macular edema following retinal vein occlusion, diabetic macular edema, diabetic retinopathy, and myopic choroidal neovascularization and we launched CIMERLI commercially in the United States on October 3, 2022.

On January 19, 2024, we entered into the CIMERLI Purchase Agreement by and between us and Sandoz. Pursuant to the terms and subject to the conditions set forth in the CIMERLI Purchase Agreement, on March 1, 2024, we completed the divestiture of our CIMERLI ophthalmology franchise through the sale of our subsidiary, Coherus Ophthalmology, to Sandoz for upfront, all-cash consideration of $170.0 million plus an additional $17.8 million for CIMERLI product inventory and prepaid manufacturing assets.

License Agreement with Junshi Biosciences

On February 1, 2021, we entered into the Collaboration Agreement with Junshi Biosciences for the co-development and commercialization of LOQTORZI, Junshi Biosciences’ anti-PD-1 antibody in the United States and Canada.

Under the terms of the Collaboration Agreement, we paid $150.0 million upfront for exclusive rights to LOQTORZI in the United States and Canada, an option in these territories to Junshi Biosciences’ anti-TIGIT antibody CHS-006, an option in these territories to a next-generation engineered IL-2 cytokine, and certain negotiation rights to two undisclosed preclinical immuno-oncology drug candidates. We obtained the right to conduct all commercial activities of LOQTORZI in the United States and Canada. We are obligated to pay Junshi Biosciences up to an aggregate $380.0 million in one-time payments for the achievement of various regulatory and sales milestones, of which we have already paid $25.0 million, and a royalty in the low twenty percent range on net sales of LOQTORZI. On June 27, 2024, we entered into the Canada License Agreement pursuant to which, we granted to Apotex an exclusive license under our rights to toripalimab to commercialize toripalimab within Canada.

In March 2022, we paid $35.0 million for the exercise of our option to license CHS-006. Subsequent joint development consistent with the Collaboration Agreement commenced. On January 10, 2024, we announced that we had delivered a notice of termination of the TIGIT Program (as defined in the Collaboration Agreement) to Junshi Biosciences pursuant to the Collaboration Agreement. Under the Collaboration Agreement, we retain the right to collaborate in the development of LOQTORZI and the other licensed compounds and will pay for a portion of these co-development activities up to a maximum of $25.0 million per licensed compound per year. Additionally, we are responsible for certain associated regulatory and technology transfer costs for LOQTORZI and other licensed compounds and will reimburse Junshi Biosciences for such costs.

We accounted for the licensing transaction as an asset acquisition under the relevant accounting rules. As of December 31, 2024, we had an accrued expense of $12.5 million for a milestone payable to Junshi Biosciences, which was paid in January 2025, as well as $1.5 million for our royalty obligation. The additional milestone payments and royalties are contingent upon future events and, therefore, will be recorded if and when it becomes probable that a milestone will be achieved, or when an option fee or royalties are incurred.

Financial Operations Overview

Discontinued Operations

UDENYCA Sale represented the last and most significant divestiture of the Company’s biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises; representing a strategic shift that will have a major effect on the Company’s business and therefore met the criteria for classification as discontinued operations. Accordingly, for all periods presented, the results of the discontinued operations have been reported as a separate component of income on the consolidated statements of operations, and the assets and liabilities of the discontinued operations have been presented separately in the consolidated balance sheets.

During 2025, the Company used a portion of the proceeds of the UDENYCA Sale to repay substantially all of the outstanding 2026 Convertible Notes and to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement, and thus the related interest expense and loss on debt extinguishment have been presented within discontinued operations. Interest expense related to the $175.0 million portion of the $250.0 million aggregate principal amount senior secured term loan facility, entered into on January 5, 2022 (as amended, the “2027 Term Loans”), was required to be repaid in April 2024 in connection with the CIMERLI Sale and has also been presented within discontinued operations.

In this Annual Report on Form 10-K, net revenues, cost of goods sold, research and development expense, selling general and administrative expense, and other income (expense), net for the biosimilar business, which comprised UDENYCA, YUSIMRY and CIMERLI franchises, are presented as discontinued operations, including comparative prior periods. Accordingly, the information presented in this section relates to our continuing operations.

Revenue

LOQTORZI was approved in October 2023, and we launched LOQTORZI in the United States in December 2023. On June 27, 2024, Apotex paid us an upfront payment of $6.3 million which has been classified as net revenue in the consolidated statements of operations for the year ended December 31, 2024 pursuant to the terms of the Canada License Agreement. Our total net revenues for continuing operations were $26.4 million and $1.2 million in 2024 and 2023, respectively.

Cost of Goods Sold

Cost of goods sold consists primarily of third-party manufacturing, distribution, royalties and certain overhead costs. Cost of goods sold includes a royalty in the low twenty percent range on net sales of LOQTORZI.

Research and Development Expense

Research and development expense represents costs incurred to conduct research, such as the discovery and development of our product candidates. We recognize all research and development costs as they are incurred. We currently track research and development costs incurred on a product candidate basis only for external research and development expenses. Our external research and development expense consists primarily of:

●	expense incurred under agreements with collaborators, consultants, third-party CROs, and investigative sites where a substantial portion of our preclinical studies and all of our clinical trials are conducted;
●	costs of acquiring originator comparator materials and manufacturing preclinical study and clinical trial supplies and other materials from CMOs, and related costs associated with release and stability testing;
●	costs associated with manufacturing process development activities, analytical activities and pre-launch inventory manufactured prior to regulatory approval being obtained or deemed to be probable; and
●	upfront and certain milestone payments related to licensing and collaboration agreements.

Internal costs are associated with activities performed by our research and development organization and generally benefit multiple programs. These costs are not separately allocated by product candidate. Unallocated, internal research and development costs consist primarily of:

●	personnel-related expense, which include salaries, benefits and stock-based compensation; and
●	facilities and other allocated expense, which include direct and allocated expense for rent and maintenance of facilities, depreciation and amortization of leasehold improvements and equipment, laboratory and other supplies.

The process of conducting the necessary clinical research to obtain regulatory approval is costly and time consuming. Furthermore, in the past, we have entered into collaborations with third parties to participate in the development and commercialization of our product candidates, and we may enter into additional collaborations in the future. In situations in which third parties have substantial influence over the development activities for product candidates, the estimated completion dates are not fully under our control. For example, our partners in licensed territories may exert considerable influence on the regulatory filing process globally. Therefore, we cannot forecast with any degree of certainty the duration and completion costs of these or other current or future clinical trials of our product candidates. We may never succeed in achieving regulatory approval for any of our pipeline product candidates. In addition, we may enter into other collaboration arrangements for our other product candidates, which could affect our development plans or capital requirements.

The following table summarizes our research and development expense from continuing operations incurred during the respective periods:

	Development Status as of	Year Ended December 31,
(in thousands)	December 31, 2024	2024	2023
External costs incurred by product candidate:
Casdozokitug	Clinical trials (1)	$16,588	$4,129
CHS-114	Clinical trials (1)	7,847	1,429
CHS-1000	IND approved	2,773	7,105
LOQTORZI	Approved (2)	13,290	17,192
Other discontinued projects	Discontinued (3)	2,305	5,856
Other research and development expenses		4,783	1,249
Internal costs		44,247	59,150
Total research and development expenses from continuing operations		$91,833	$96,110

(1)	We acquired casdozokitug and CHS-114 in connection with the acquisition of Surface (the “Surface Acquisition”) in September 2023.
(2)	In October 2023, LOQTORZI was approved by the FDA in combination with cisplatin and gemcitabine for the first-line treatment of adults with metastatic or recurrent locally advanced NPC, and for LOQTORZI as monotherapy for the treatment of adults with recurrent, unresectable, or metastatic NPC with disease progression on or after platinum-containing chemotherapy.
(3)	These expenses primarily relate to our remaining obligations under the TIGIT Program (as defined in the Collaboration Agreement), which we terminated in January 2024.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of personnel costs, allocated facilities costs and other expense for outside professional services, including legal, insurance, human resources, outside marketing, advertising, audit and accounting services, certain transaction costs, and costs associated with establishing commercial capabilities in support of the commercialization of LOQTORZI. Personnel costs consist of salaries, benefits and stock-based compensation.

Interest Expense

Interest expense consists primarily of interest incurred on our outstanding indebtedness, our Revenue Purchase and Sale Agreement, and non-cash interest related to the amortization of debt discount and debt issuance costs associated with our outstanding debt agreements.

Loss on Debt Extinguishment

Loss on debt extinguishment consists of losses incurred related to the early repayment of debt obligations.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest earned on our cash and cash equivalents, non-cash accretion of discount on our investments in marketable securities, foreign exchange gains (losses) resulting from currency fluctuations, gains (losses) from financial instruments including the change in fair value of the embedded derivative contained in the Revenue Purchase and Sale Agreement that meets the criteria to be bifurcated and accounted for separately from the Revenue Purchase and Sale Agreement (the "Royalty Fee Derivative Liability"), gains (losses) from disposal of long-lived assets, and income related to services provided under transition service agreements.

Results of Operations

Comparison of Years Ended December 31, 2024 and 2023

Revenue

	Year Ended December 31,
(in thousands)	2024	2023	Change
LOQTORZI	$19,131	$554	$18,577
Other revenue	7,258	664	6,594
Total net revenue	$26,389	$1,218	$25,171

LOQTORZI net revenue reflects initial sales beginning in December 2023 following FDA approval. Other revenue in 2024 includes $6.3 million for the sale to Apotex of rights to commercialize toripalimab within Canada on June 27, 2024.

We expect net revenue from continuing operations in 2025 to be higher than in 2024 because of continued growth of LOQTORZI.

Cost of Goods Sold

	Year Ended December 31,
(in thousands)	2024	2023	Change
Cost of goods sold	$8,727	$438	$8,289
Gross margin	67%	64%

The increase in cost of goods sold from continuing operations for 2024 compared to 2023 was primarily due to volume growth of LOQTORZI, which launched in December 2023.

We expect cost of goods sold from continuing operations for 2025 to be higher than 2024 because of continued growth of LOQTORZI.

Research and Development Expense

	Year Ended December 31,
(in thousands)	2024	2023	Change
Research and development	$91,833	$96,110	$(4,277)

The decrease in research and development expense was primarily due to:

●	a net decrease of $13.7 million in personnel costs including stock-based compensation expense, primarily due to a decrease in headcount and restructuring charges of $3.6 million from our reduction in force in the first quarter of 2023;
●	a decrease of $7.4 million in co-development costs for toripalimab and CHS-006 resulting from reducing the scope of the development plan for toripalimab in the United States beginning in 2023 and the termination of the TIGIT Program announced in January 2024; and
●	a decrease of $4.3 million for fewer expenditures during the period for the development of CHS-1000.

The decrease was partially offset by the following:

●	an increase of $12.5 million for the development of casdozokitug; and
●	an increase of $6.4 million for the development of CHS-114.

We expect our research and development expense in 2025 to be higher than 2024 due to continued investments in our immuno-oncology pipeline.

Selling, General and Administrative Expense

	Year Ended December 31,
(in thousands)	2024	2023	Change
Selling, general and administrative	$125,482	$120,458	$5,024

The increase in selling, general and administrative expense was driven primarily by the $6.8 million net impairment charge in 2024 relating to the full write-off of the out-license intangible asset of $10.6 million and the final remeasurement of the CVR liability of $3.8 million related to NZV930 to its fair value of zero, and increases of $5.2 million in professional services and $1.7 million in facilities, supplies and materials to support our commercial infrastructure. The increases are partially offset by lower headcount, including reductions of $7.6 million in stock-based compensation and $1.1 million in employee and consultant costs.

We expect our selling, general and administrative expense for the full year 2025 to be lower than the full year 2024 primarily as a result of decreased operating costs and headcount due to the divestitures.

Interest Expense

	Year Ended December 31,
(in thousands)	2024	2023	Change
Interest expense	$10,734	$11,079	$(345)

The decrease in interest expense from continuing operations in 2024 was primarily due to prepaying the 2027 Term Loans on May 8, 2024, partially offset by new interest on the $38.7 million 2029 Term Loan and the LOQTORZI portion of the Revenue Purchase and Sale Agreement, each commencing May 8, 2024.

We expect interest expense from continuing operations to be lower in 2025 than 2024, primarily as a result of repaying the remaining $75.0 million principal amount of the 2027 Term Loans during the second quarter of 2024.

Loss on Debt Extinguishment

	Year Ended December 31,
(in thousands)	2024	2023	Change
Loss on debt extinguishment	$12,630	$—	$12,630

The $12.6 million loss on debt extinguishment in 2024 resulted from the payoff of the 2027 Term Loans in May 2024, and the charge included the write-off of the remaining debt discount and debt issuance costs, the prepayment premium fee, the make-whole interest payment and lender fees.

Other Income (Expense), Net

	Year Ended December 31,
(in thousands)	2024	2023	Change
Other income (expense), net	$7,623	$4,725	$2,898

Other income (expense), net from continuing operations in 2024 changed favorably compared to 2023 primarily due to an increase in income from transition service agreements of $2.5 million and an increase in foreign exchange gains of $1.9 million, partially offset by a reduction of $1.4 million in investment and interest income.

Income Tax Provision (Benefit)

No income tax provision or benefit was recognized for the year ended December 31, 2024. In 2023, income tax provision (benefit) consists of the change in deferred tax balances resulting from the recognition of a deferred tax liability related to the Surface Acquisition, and we recognized $0.4 million of income tax benefit for the year ended December 31, 2023.

Net Income (Loss) from Discontinued Operations, net of tax

	Year Ended December 31,
(in thousands)	2024	2023	Change
Net income (loss) from discontinued operations, net of tax	$243,901	$(16,130)	$260,031

Net income (loss) from discontinued operations, net of tax in 2024 changed favorably compared to 2023 primarily due to the $176.6 million net gain from the YUSIMRY Sale and CIMERLI Sale, collectively, lower cost and expenses of $90.9 million driven by 2024 divestitures and overall reduced headcount, and a $13.0 million decrease in interest expense mainly due to the $175.0 million payment of the $250.0 million principal amount due under the 2027 Term Loans on April 1, 2024. The favorable change was partially offset by $15.5 million lower net revenue attributable to our divested products.

Liquidity and Capital Resources

Certain relevant measures of our liquidity and capital resources are summarized as follows:

	December 31,		December 31,
(in thousands)	2024		2023
Financial assets
Total Cash, cash equivalents and marketable securities	$125,987		$117,748

Financial liabilities(1):
2029 Term Loan	$36,698		$—
Revenue Purchase and Sale Agreement	28,743	(2)	—
2027 Term Loans	—		246,481
2026 Convertible Notes	228,229	(2)	226,888
Total Financial liabilities	$293,670		$473,369

(1)	See “Note 9. Financial Liabilities” in the Notes to Consolidated Financial Statements.
(2)	We used a portion of the proceeds of the Udenyca Sale, which closed on April 11, 2025, to pay off a significant portion of the $230.0 million aggregate principal amount of the 2026 Convertible Notes and to buy out the right to receive royalties on the net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement.

As of December 31, 2024, we had cash and cash equivalents of $126.0 million and an accumulated deficit of $1.6 billion. We have generated significant operating losses in all years since our inception with the exceptions of net income of $28.5 million in 2024, primarily due to the Sale Transactions in March 2024 and June 2024, $132.2 million of net income in 2020, and $89.8 million of net income in 2019.

On December 2, 2024, we announced the UDENYCA Sale for $483.4 million in cash, inclusive of $118.4 million of UDENYCA product inventory, which closed on April 11, 2025.

We have funded our operations primarily through sales of our common stock, issuance and incurrence of convertible and term debt, the Revenue Purchase and Sale Agreement, the Sale Transactions and sales of our products. The following is a summary of recent liquidity events and financing transactions:

●	Following the UDENYCA Sale, during the second quarter of 2025, we used a portion of the proceeds from the UDENYCA Sale to: (1) repay substantially all of the $230 million aggregate principal amount of the outstanding 2026 Convertible Notes, and (2) buy out the royalty rights on the net sales of UDENYCA, in accordance with the Revenue Purchase and Sale Agreement, resulting in a $47.7 million payment.

●	We currently have an ATM Offering which offers the sale of our common stock up to $92.5 million. As of December 31, 2024, we had approximately $64.9 million of our common stock remaining available for sales under the ATM Offering, providing continued financial flexibility.

●	On May 18, 2023, we completed a public offering and received net proceeds of approximately $53.6 million, after deducting the underwriters’ discounts and commissions and offering expenses.

●	On September 8, 2023, we obtained $28.8 million of cash, cash equivalents and marketable securities as part of the Surface Acquisition.

●	On March 1, 2024, we sold our CIMERLI ophthalmology franchise to Sandoz for $170.0 million in cash plus an additional $17.8 million for CIMERLI product inventory and prepaid manufacturing assets.

●	On April 1, 2024, $175.0 million of the cash from the CIMERLI Sale was used to repay $175.0 million of the total principal balance of $250.0 million of the 2027 Term Loans.

●	On May 8, 2024, we entered into the 2029 Term Loan for the principal amount of $38.7 million, with proceeds of $37.5 million, net of original issuance discount, which was used as part of the full repayment of the 2027 Term Loans. For a summary of the material terms of our 2029 Term Loan, please refer to “Note 9. Financial Liabilities” in the Notes to Consolidated Financial Statements contained in Part II, Item 8 of this Annual Report on Form 10-K.

●	On May 8, 2024, we entered into the Revenue Purchase and Sale Agreement, receiving $37.5 million by selling rights to receive future payments based on a percentage of U.S. net sales of UDENYCA and LOQTORZI. The proceeds were used as part of the full repayment of the 2027 Term Loans.

●	On June 26, 2024, we sold our YUSIMRY immunology franchise to HKF for $40.0 million in cash and the assumption of $17.0 million of inventory purchase commitments by HKF.

~~●~~	On June 27, 2024, we sold to Apotex an exclusive license under our rights to toripalimab to commercialize toripalimab within Canada for $6.3 million.

●	On September 13, 2024, we announced that our third-party labeling and packaging CMO for UDENYCA delayed production of UDENYCA due to over-commitments and capacity constraints, causing a prolonged supply interruption that quickly took away our ability to sell our product UDENYCA in the fourth quarter of 2024. Production resumed in November 2024 and due to strong demand in the fourth quarter of 2024 and into the first quarter of 2025, all three presentations of UDENYCA were being temporarily allocated. Based on individual distributor historical purchasing patterns, supply allocations to wholesalers for all three presentations of UDENYCA were removed between the end of January 2025 and the end of February 2025.

We believe that our available cash, cash equivalents, and cash collected from product sales and services provided under transition service agreements will be sufficient to fund our planned expenditures and meet our obligations for at least the twelve months following the date of this Annual Report on Form 10-K.

We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Further, our operating plan may change, and we may need additional funds to meet operational needs and capital requirements for product development and commercialization sooner than planned. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates and the extent to which we may enter into additional agreements with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated research and development activities, and on-going and future licensing and collaboration obligations. We may need to raise additional funds in the future; however, there can be no assurance that such efforts will be successful or that, if they are successful, the terms and conditions of such financing will be favorable. Our future funding requirements will depend on many factors, including the following:

●	cash proceeds from product sales;
●	the payment of interest, principal and royalties related to our financial liabilities;
●	the costs of manufacturing, distributing and marketing our products;
●	the cost of manufacturing clinical drug supplies and establishing commercial supplies of our product candidates and products;
●	the timing for our packaging and labeling CMOs to make UDENYCA products available in a sufficient quantity to meet the demand from our customers;
●	the percentage of customers that continue to purchase our products and that do not switch to products made by our competitors;
●	the terms and timing of any other collaborative, licensing and other arrangements that we have established or may establish;
●	the timing, receipt and amount of sales, profit sharing or royalties, if any, from any product candidates that are approved in the future;
●	the number and characteristics of product candidates that we pursue;
●	the scope, rate of progress, results and cost of our clinical trials, preclinical testing and other related activities;
●	the costs of acquiring originator comparator materials and manufacturing preclinical study and clinical trial supplies and other materials from CMOs and related costs associated with release and stability testing;
●	the cost, timing and outcomes of regulatory approvals; and
●	the extent to which we acquire or invest in businesses, products or technologies.

For further discussion of risks related to our financial condition and capital requirements, please see “Risk Factors—Risks Related to Our Financial Condition and Capital Requirements.”

Contingent Milestones

We have obligations to make future payments to third parties that become due and payable upon the achievement of certain development, regulatory and commercial milestones (such as clinical trial achievements, the filing of a BLA, approval by the FDA or product launch). These milestone payments and other similar fees are contingent upon future events and therefore are only recorded when it becomes probable that a milestone will be achieved, or other applicable criteria will be met. With the exception of $12.5 million for the second half of a milestone payment to Junshi Biosciences that was paid in January of 2025, as of December 31, 2024, no other milestones were accrued because their probability of achievement had not reached the threshold for recognition.

The following presents a summary of our active partnerships and collaborations that have contingent regulatory and sales milestones as of December 31, 2024:

Counterparty	Description	Remaining Potential Aggregate Milestone Amount
Junshi Biosciences	LOQTORZI	$355.0 million (1)
Adimab LLC	Casdozokitug	$13.0 million
Vaccinex, Inc.	CHS-114	$15.0 million

(1)	$290.0 million relates to sales milestones and $65.0 million relates to regulatory milestones for indications that are not currently the subject of our clinical trials. These amounts exclude the $25.0 million milestone that Junshi Biosciences became entitled to upon the approval by the FDA of LOQTORZI for NPC, of which we paid $12.5 million in the second quarter of 2024 and $12.5 million in January of 2025.

Contingent Value Rights

We have recorded a contingent consideration liability for the fair value of the potential payments under the Contingent Value Rights Agreement, dated September 8, 2023, by and among the Company and Computershare Inc. and its affiliate Computershare Trust Company, N.A., together, as the rights agent thereunder (the “CVR Agreement”) in connection with the Surface Acquisition. These potential payments during the 10-year period following September 8, 2023 are only due if we first receive milestone- or royalty-based payments under certain license agreements or upfront payments pursuant to ex-U.S. licensing agreements. Payments to holders of CVRs can be in the form of cash, stock or a combination of cash and stock. The CVR liability associated with GSK and contingent consideration are recorded in other liabilities, non-current on the consolidated balance sheets at December 31, 2024. For further details, see “Note 7. Surface Acquisition” in the Notes to Consolidated Financial Statements contained in Part II, Item 8 of this Annual Report on Form 10-K.

Other Commitments

Non-cancelable purchase commitments

We enter into contracts in the normal course of business with CROs for preclinical research studies and clinical trials, research supplies and other services and products for operating purposes. We have also entered into agreements with several CMOs for the manufacture and clinical drug supply of our commercial and product candidates. Our non-cancelable purchase commitments as of December 31, 2024 were $86.5 million, as outlined in “Note 10. Commitments and Contingencies” in the Notes to Consolidated Financial Statements contained in Part II, Item 8 of this Annual Report on Form 10-K. Of the $86.5 million in purchase commitments, $76.3 million was transferred to the Intas Parties in conjunction with the UDENYCA Sale.

Leases

We lease office and laboratory facilities through arrangements treated as operating leases. Refer to “Note 11. Leases” in the Notes to Consolidated Financial Statements contained in Part II, Item 8 of this Annual Report on Form 10-K for additional information to our leases. Our total non-cancelable contractual obligations arising from these agreements as of December 31, 2024 was $5.8 million, with $2.2 million of these obligations due within twelve months.

Summary Statement of Cash Flows

The following table summarizes our cash flows for discontinued and continuing operations on a combined basis as follows for the periods presented:

	Year Ended December 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(20,440)	$(174,884)
Net cash provided by investing activities	230,321	144,640
Net cash (used in) provided by financing activities	(186,974)	69,600
Net increase in cash, cash equivalents and restricted cash	$22,907	$39,356

Net cash used in operating activities

Cash used in operating activities of $20.4 million in 2024 was primarily the result of net adjustments of $104.8 million against our net income of $28.5 million plus changes in our operating assets and liabilities of $55.9 million.

Cash used in operating activities of $174.9 million in 2023 was primarily due to the net loss of $237.9 million adjusted for non-cash items including net inventory write-downs of $52.6 million, stock-based compensation expense of $43.1 million and other non-cash adjustments of $4.1 million, partially offset by the changes in our operating assets and liabilities of $36.8 million.

Net cash provided by investing activities

Cash provided by investing activities of $230.3 million in 2024 was primarily due to $187.8 million of cash acquired from the CIMERLI Sale, $40.0 million of cash received from the YUSIMRY Sale, proceeds from the sale of investments in marketable securities of $8.7 million and proceeds from maturities of investments in marketable securities of $6.2 million, partially offset by the milestone payment to Junshi Biosciences of $12.5 million.

Cash provided by investing activities of $144.6 million in 2023 was primarily due to proceeds from maturities of investments in marketable securities of $144.4 million, proceeds from sale of investments in marketable securities of $13.3 million, and $7.0 million of cash acquired as part of the Surface Acquisition, partially offset by purchases of investments in marketable securities of $19.5 million.

Net cash (used in) provided by financing activities

Cash used in financing activities of $187.0 million in 2024 was primarily due to $260.4 million in payments to fully repay the 2027 Term Loans (excluding interest which is presented as an operating activity) and $2.5 million in tax payments related to net share settlement of RSUs. These payments were partially offset by $37.0 million of proceeds on the 2029 Term Loan, net of debt discount and issuance costs, $36.5 million of proceeds from the Revenue Purchase and Sale Agreement, net of issuance costs, and $1.5 million in proceeds from the ATM Offering, net of issuance costs.

Cash provided by financing activities of $69.6 million in 2023 was primarily due to proceeds of $53.6 million from the Public Offering, net of issuance costs, $18.1 million proceeds from the ATM Offering, net of issuance costs, and $1.8 million proceeds from purchase under the ESPP. These were partially offset by $3.6 million in tax payments related to net share settlement.

Discontinued operations

Cash flows from continuing operations and discontinued operations have been presented together in the consolidated statements of cash flows. During the year ended December 31, 2024, operating cash flows of discontinued operations were primarily related to the adjustment for the net gain on Sale Transactions of $176.6 million, a net decrease in inventory of $17.9 million, a net decrease in prepaid manufacturing of $7.6 million and non-cash adjustments related to inventory write-downs of $14.1 million and a $4.3 million change in fair value of the Royalty Fee Derivative Liability related to UDENYCA. During the year ended December 31, 2023, operating cash flows of discontinued operations were primarily related to an increase in inventory of $12.5 million offset by non-cash adjustments related to inventory write-downs, net of $52.6 million.

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with United States generally accepted accounting principles (“U.S. GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated and expense incurred during the reporting periods. “Note 1. Organization and Significant Accounting Policies” in the Notes to Consolidated Financial Statements in Part II, Item 8 of this Form 10-K describes the significant accounting policies and methods used in the preparation of our consolidated financial statements. Our estimates are based on our historical experience and on various other factors that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Product Sales Discounts and Allowances

We recognize revenue when a customer obtains control of the product, which generally occurs upon delivery to and acceptance by the customer. The amount recognized in net revenue reflects the consideration which we expect to receive in exchange for product sold, which includes adjustments to gross sales amounts for estimated chargebacks, rebates, discounts for prompt payment, co-payment assistance, product returns and other allowances. The actual amount of consideration ultimately received may differ from our estimates. If actual results in the future vary from our estimates, the estimates will be adjusted, which will affect net product revenue in the period that such variances become known.

The most judgmental gross to net revenue adjustments are for chargebacks and rebates we provide to customers, hospitals, clinics, and payers under commercial and government programs. Amounts payable are provided for under various programs and vary by payer and individual payer plans. In developing our estimates of chargebacks and rebates, we use our historical claims experience and also consider payer mix, statutory discount rates and expected utilization, contractual terms, market events and trends, customer and commercially available payer data, as well as data collected from the healthcare providers, channel inventory data obtained from our customers and other relevant information.

In 2024, total sales deductions to gross product sales for our continuing operations were 20%, and these sales deductions were immaterial in 2023 as LOQTORZI sales commenced in late December 2023. Adjustments to provisions for rebates and chargebacks related to sales made in prior periods were less than 3% of the actual payments and customer credits issued in the year 2024. A change of 10% in our total provisions for product sales discounts and allowances as of December 31, 2024, would have resulted in a change of our pre-tax loss from continuing operations in 2024 by approximately $0.2 million. A summary of the activities and ending reserve balances for each significant category of discounts and allowances, can be found in “Note 2. Revenue” in the Notes to Consolidated Financial Statements in Part II, Item 8 of this Form 10-K.

Recent Accounting Pronouncements

For a description of the impact of recent accounting pronouncements, see “Note 1. Organization and Significant Accounting Policies” in the Notes to Consolidated Financial Statements contained in Part II, Item 8 of this Form 10-K.

Item 7A.   Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk related to changes in interest rates. As of December 31, 2024, we had cash and cash equivalents of $126.0 million. Our primary exposure to market risk is interest rate sensitivity. Due to the short-term duration of our cash and cash equivalents, we believe that our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a material impact to our financial results. We do not enter into investments for trading or speculative purposes.

Our financial instruments that are exposed to concentration of credit risk consist primarily of cash, cash equivalents, investments and accounts receivables. We attempt to minimize the risks related to cash, cash equivalents and investments by investing in a broad and diverse range of financial instruments. The investment portfolio is maintained in accordance with our investment policy, which defines allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. There were no material losses from credit risks on such accounts during any of the periods presented. We are not exposed to any significant concentrations of credit risk from these financial instruments.

We are also subject to credit risk from trade receivables related to product sales, and we monitor the credit worthiness of customers that are granted credit in the normal course of business. In general, there is no requirement for collateral from customers. We have not experienced significant losses with respect to the collection of trade receivables.

We are exposed to interest rate risk with respect to variable rate debt. As of December 31, 2024, we had $38.7 million principal outstanding on our 2029 Term Loan that accrues interest at 8.0% per annum, plus the three-month SOFR, with a floor of 1.0%. We currently do not hedge our variable interest rate debt. The interest rate during the first quarter of 2025 will be 12.33%. A hypothetical 100 basis point increase in the interest rate on our variable rate debt could result in up to a $0.4 million increase in the annual interest expense that we pay.

In April 2020, we issued $230.0 million aggregate principal amount of 2026 Convertible Notes with a fixed interest rate of 1.5%. Since the notes have a fixed annual interest rate, we have no financial or economic interest exposure associated with changes in interest rates for these notes. However, the fair value of fixed rate debt fluctuates when interest rates change. Additionally, the fair value of the 2026 Convertible Notes can be impacted when the market price of our common stock fluctuates. We carry the 2026 Convertible Notes on our balance sheets at face value less the unamortized discount and issuance costs, and we present the fair value for required disclosure purposes only. We used a portion of the proceeds from the UDENYCA Sale to repay substantially all of the outstanding 2026 Convertible Notes in the second quarter of 2025.

Substantially all of our sales are denominated in U.S. dollars, and since the CIMERLI Sale, we do not have any material exposure to the exchange rate between the U.S. Dollar and the Euro.

Item 8.   Consolidated Financial Statements and Supplementary Data

COHERUS ONCOLOGY, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Coherus Oncology, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Coherus Oncology, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 17, 2025 expressed an adverse opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Estimate of Reserves for Chargebacks and Rebates ………………………………………………………………………………
Description of the Matter

As described in Note 1 to the consolidated financial statements, the Company recognizes revenues from product sales at the net sales price, which includes estimates of reserves for chargebacks and rebates it provides to hospitals, clinics, and payers under commercial and government programs. These reserves are recorded in the period when sales occur and are based on the amounts to be claimed on the related sales which may not be known at the point of sale. Chargebacks and rebates are estimated based on expected channel and payer mix, and contracted discount rates, adjusted for current period assumptions. Estimated chargebacks are recorded as a reduction of trade receivables on the consolidated balance sheet and totaled $110.8 million at December 31, 2024. Estimated rebates are presented within accrued rebates, fees and reserves on the consolidated balance sheet and totaled $123.7 million at December 31, 2024.

Auditing the estimates for chargebacks and rebates was complex due to the judgmental nature of the assumptions used. In particular for product that remains in the distribution channel at December 31, 2024, management is required to estimate the portion of product that is expected to be subject to a chargeback and rebate as well as the applicable discount rate.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of internal controls over the Company's estimates of chargebacks and rebates, which are accounted for as reductions to revenue. This included controls over management’s review of significant assumptions used in the estimates such as expected channel and payer mix and contractual discount rate.

To test the Company's estimated reserves for chargebacks and rebates, our audit procedures included, among others, testing the accuracy and completeness of the underlying data used in the Company’s analyses and evaluating the significant assumptions stated above. Specifically, for estimated chargebacks and rebates, we obtained third-party channel inventory reports and reviewed the remaining inventory in the distribution channel, tested historical channel and payer mix data, and compared applicable contractual chargeback or rebate percentages applied against executed chargeback and rebate agreements. We also assessed the completeness and accuracy of current and historical channel and payer mix and discount rate data used in management’s estimates and performed sensitivity analyses to determine the effect of changes in assumptions, where appropriate.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2012.

San Mateo, California

March 17, 2025,

except for Note 6, as to which the date is

November 13, 2025

Coherus Oncology, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$125,987	$102,891
Investments in marketable securities	—	14,857
Trade receivables, net	111,324	260,522
TSA receivables, net	11,010	—
Inventory	4,207	2,094
Prepaid manufacturing	6,653	11,030
Other prepaids and current assets	10,222	7,138
Assets of discontinued operations, current (Note 6)	72,180	77,099
Total current assets	341,583	475,631
Property and equipment, net	2,576	5,119
Inventory, non-current	—	462
Intangible assets, net	53,646	67,608
Other assets, non-current	6,485	9,081
Assets of discontinued operations, non-current (Note 6)	44,243	71,703
Total assets	$448,533	$629,604

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$28,456	$35,219
Accrued rebates, fees and reserves	164,867	169,645
TSA payables and accrued liabilities	11,026	—
Accrued compensation	18,344	21,521
Accrued and other current liabilities	60,288	93,906
Liabilities of discontinued operations, current	—	11,480
Total current liabilities	282,981	331,771
Term loan, non-current	36,698	246,481
Convertible notes, non-current	228,229	226,888
Lease liabilities, non-current	3,286	5,328
Other liabilities, non-current	29,329	3,561
Liabilities of discontinued operations, non-current	—	9,000
Total liabilities	580,523	823,029
Commitments and contingencies (Note 10)
Stockholders’ deficit:
Preferred stock ($0.0001 par value; shares authorized: 5,000,000; shares issued and outstanding: 0 at December 31, 2024 and 2023, respectively)	—	—
Common stock ($0.0001 par value; shares authorized: 300,000,000; shares issued and outstanding: 115,614,548 and 112,215,260 at December 31, 2024 and December 31, 2023, respectively)	12	11
Additional paid-in capital	1,419,266	1,386,312
Accumulated other comprehensive loss	(275)	(248)
Accumulated deficit	(1,550,993)	(1,579,500)
Total stockholders' deficit	(131,990)	(193,425)
Total liabilities and stockholders’ deficit	$448,533	$629,604

See accompanying notes.

Coherus Oncology, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Net revenue	$26,389	$1,218
Costs and expenses:
Cost of goods sold	8,727	438
Research and development	91,833	96,110
Selling, general and administrative	125,482	120,458
Total costs and expenses	226,042	217,006
Loss from operations	(199,653)	(215,788)
Interest expense	(10,734)	(11,079)
Loss on debt extinguishment	(12,630)	—
Other income (expense), net	7,623	4,725
Loss from continuing operations before income taxes	(215,394)	(222,142)
Income tax provision (benefit)	—	(380)
Net loss from continuing operations	(215,394)	(221,762)
Net income (loss) from discontinued operations, net of tax (Note 6)	243,901	(16,130)
Net income (loss)	$28,507	$(237,892)

Net income (loss) per share:
Net loss from continuing operations - basic and diluted	$(1.88)	$(2.36)
Net income (loss) from discontinued operations - basic and diluted	$2.13	$(0.17)
Net income (loss) per share - basic and diluted	$0.25	$(2.53)

Weighted-average number of shares used in computing net income (loss) per share:
Basic and diluted	114,553,537	94,162,637

See accompanying notes.

Coherus Oncology, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2024	2023
Net income (loss)	$28,507	$(237,892)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net of tax	(24)	2
Foreign currency translation adjustments, net of tax	(3)	(1)
Comprehensive income (loss)	$28,480	$(237,891)

See accompanying notes.

Coherus Oncology, Inc.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except share and per share data)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Deficit
Balances at December 31, 2022	78,851,516	$8	$1,204,431	$(249)	$(1,341,608)	$(137,418)
Net loss	—	—	—	—	(237,892)	(237,892)
Issuance of common stock upon exercise of stock options	430,504	—	694	—	—	694
Issuance of common stock upon vesting of RSUs	1,280,901	—	—	—	—	—
Issuance of common stock under the ESPP	630,348	—	1,809	—	—	1,809
Issuance of common stock in connection with Surface Acquisition:(1)
Issuance to Surface shareholders for acquisition	11,971,460	1	58,540	—	—	58,541
Accelerated vesting of equity awards	261,239	—	1,053	—	—	1,053
Taxes paid related to net share settlement of equity awards	(65,732)	—	(347)	—	—	(347)
Issuance of common stock under ATM Offering, net of issuance costs	3,559,761	1	18,316	—	—	18,317
Issuance of common stock under Public Offering, net of issuance costs	13,529,411	1	53,624	—	—	53,625
Issuance of common stock under Optional Stock Purchase Agreement	2,225,513	—	8,179	—	—	8,179
Taxes paid related to net share settlement of RSUs	(459,661)	—	(3,527)	—	—	(3,527)
Stock-based compensation expense	—	—	43,540	—	—	43,540
Other comprehensive gain, net of tax	—	—	—	1	—	1
Balances at December 31, 2023	112,215,260	11	1,386,312	(248)	(1,579,500)	(193,425)
Net income	—	—	—	—	28,507	28,507
Issuance of common stock upon exercise of stock options	174,651	—	291	—	—	291
Issuance of common stock upon vesting of RSUs	816,876	—	—	—	—	—
Issuance of common stock under the ESPP	852,222	—	926	—	—	926
Issuance of common stock - partial payout of 2023 bonus in RSUs	1,976,750	1	4,407	—	—	4,408
Issuance of common stock under ATM Offering, net of issuance costs	650,005	—	1,455	—	—	1,455
Taxes paid related to net share settlement of RSUs	(1,071,216)	—	(2,476)	—	—	(2,476)
Stock-based compensation expense	—	—	28,351	—	—	28,351
Other comprehensive loss, net of tax	—	—	—	(27)	—	(27)
Balances at December 31, 2024	115,614,548	$12	$1,419,266	$(275)	$(1,550,993)	$(131,990)

(1)	See Note 7 for further discussion.

See accompanying notes.

Coherus Oncology, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2024	2023
Operating activities
Net income (loss)	$28,507	$(237,892)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,276	3,791
Stock-based compensation expense	27,802	43,110
Impairment of out-license asset and remeasurement of CVR liability, net	6,772	—
Loss on debt extinguishment	12,630	—
Gain on Sale Transactions, net (Note 6)	(176,589)	—
Inventory write-downs, net	14,143	52,595
Non-cash interest expense from amortization of debt and other financial liabilities discount and issuance costs	4,159	2,407
Non-cash operating lease expense	1,394	2,476
Change in fair value of derivatives	5,043	375
Other non-cash adjustments, net	(5,471)	(4,920)
Changes in operating assets and liabilities:
Trade receivables, net	149,350	(150,683)
Inventory	(31,952)	(46,734)
Prepaid manufacturing	4,664	2,027
Other prepaid, current and non-current assets	(838)	16,155
Accounts payable	(3,938)	23,760
Accrued rebates, fees and reserves	(6,065)	113,105
Accrued compensation	1,549	(5,373)
Accrued and other current and non-current liabilities	(56,876)	10,917
Net cash used in operating activities	(20,440)	(174,884)

Investing activities
Proceeds from maturities of investments in marketable securities	6,200	144,360
Proceeds from sale of investments in marketable securities	8,688	13,282
Cash received from CIMERLI Sale (Note 6)	187,823	—
Cash received from YUSIMRY Sale (Note 6)	40,000	—
Cash and cash equivalents acquired as part of the Surface Acquisition	—	6,997
Milestone payment to Junshi Biosciences	(12,500)	—
Purchases of investments in marketable securities	—	(19,507)
Other investing activities, net	110	(492)
Net cash provided by investing activities	230,321	144,640

Financing activities
Proceeds from 2029 Term Loan, net of debt discount and issuance costs	36,979	—
Proceeds from Revenue Purchase and Sale Agreement, net of issuance costs	36,486	—
Proceeds from issuance of common stock under ATM Offering, net of issuance costs	1,455	18,093
Proceeds from issuance of common stock under Public Offering, net of issuance costs	—	53,625
Proceeds from issuance of common stock upon exercise of stock options	291	694
Proceeds from purchase under the employee stock purchase plan	926	1,809
Taxes paid related to net share settlement	(2,476)	(3,587)
Redemption of 2026 Convertible Notes, including transaction costs	—	—
Repayment of 2027 Term Loans, premiums and make-whole	(260,387)	—
Other financing activities, net	(248)	(1,034)
Net cash (used in) provided by financing activities	(186,974)	69,600

Net increase in cash, cash equivalents and restricted cash	22,907	39,356
Cash, cash equivalents and restricted cash at beginning of period	103,343	63,987
Cash, cash equivalents and restricted cash at end of period	$126,250	$103,343

Supplemental disclosure of cash flow information
Cash paid for interest	$25,376	$37,857
Income taxes refunded, net	$(114)	$(118)

Supplemental disclosures of non-cash activities
Capitalized and accrued milestone payment during the period to Junshi Biosciences	$—	$25,000
Stock issued under Optional Stock Purchase Agreement	$—	$8,179
Non-cash employee bonuses settled in common stock	$4,408	$—

See accompanying notes.

Coherus Oncology, Inc.

Notes to Consolidated Financial Statements

1.Organization and Significant Accounting Policies

Description of the Business

Coherus Oncology, Inc. (the “Company” or “Coherus”) is a fully integrated commercial-stage innovative oncology company with an approved next-generation programmed death receptor-1 (“PD-1”) inhibitor, LOQTORZI® (toripalimab-tpzi), and a promising proprietary pipeline that includes two mid-stage clinical candidates targeting liver, lung, head & neck, colorectal and other cancers. The Company’s strategy is to grow sales of LOQTORZI in nasopharyngeal carcinoma (“NPC”) and advance the development of new indications for LOQTORZI in combination with both its pipeline candidates as well as its partners, driving sales multiples and synergies from proprietary combinations. On May 29, 2025, the Company changed its corporate name from Coherus BioSciences, Inc. to Coherus Oncology, Inc. to better align with its exclusive focus on proprietary innovative immuno-oncology medicines following the completion of the recent divestitures of our biosimilar businesses and the transition to an exclusive focus on immuno-oncology.

The Company previously owned UDENYCA (pegfilgrastim-cbqv), which was launched commercially in a pre-filled syringe presentation in the United States in January 2019, followed by the launch of UDENYCA in an autoinjector presentation in May 2023 and the launch of UDENYCA ONBODY in February 2024. On December 2, 2024, the Company and Intas Pharmaceuticals Ltd. (“Intas”) entered into an asset purchase agreement (the “UDENYCA Purchase Agreement”), pursuant to which the Company agreed to divest the UDENYCA franchise (the “UDENYCA Business”) to Intas (the “UDENYCA Sale”). On April 11, 2025 (the “UDENYCA Closing Date”), the Company completed the divestiture of the UDENYCA Business to Intas for upfront, all-cash consideration of $483.4 million, inclusive of $118.4 million for UDENYCA product inventory. Intas has designated Accord BioPharma, Inc., an indirect wholly owned subsidiary of Intas (“Accord” and, together with Intas, the “Intas Parties”) to purchase the physical assets, including product inventory. The Company is eligible to receive two additional payments of $37.5 million each (together, the “Earnout Payments”). The first such payment is payable by Intas to the Company if net sales (as defined in the UDENYCA Purchase Agreement, “Net Sales”) of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through September 30, 2026 are equal to or greater than $300 million, and the second such payment is payable by Intas to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through March 31, 2027 are equal to or greater than $350 million.

The UDENYCA Sale represented the last and most significant divestiture of the Company’s biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises; therefore, the strategic shift criteria had been met and discontinued operations presentation has been included in the consolidated statements of operations and consolidated balance sheets for all periods presented. Refer to Note 6. Discontinued Operations for more information.

Basis of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of Coherus and its wholly-owned subsidiaries. The Company does not have any significant interest in variable interest entities. All material intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities when these values are not readily apparent from other sources. Estimates are assessed each period and updated to reflect current information. Accounting estimates and judgements are inherently uncertain, and the actual results could differ from these estimates.

Segment Reporting and Geographic Disclosures

The Company operates and manages its business as one reportable and operating segment, which is the business of developing and commercializing human pharmaceutical products. The Company’s chief executive officer, as the chief operating decision maker (“CODM”), manages and allocates resources to the operations of the Company on an entity-wide basis. Managing and allocating resources on an entity-wide basis enables the CODM to assess the overall level of resources available and how to best deploy these resources across functions. The CODM assesses operating performance and makes operating decisions primarily based on net income (loss), cash on-hand and cash flows. All expense categories on the consolidated statements of operations are significant, and there are no other significant segment expenses that would require disclosure. Primarily, all revenue is generated and all long-lived assets are maintained in the United States.

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash comprise cash and highly liquid investments with original maturities of 90 days or less.

The following table provides a reconciliation of cash, cash equivalents and restricted cash within the consolidated balance sheets and which, in aggregate, represent the amount reported in the consolidated statements of cash flows:

(in thousands)	January 1,
At beginning of period:	2024	2023
Cash and cash equivalents	$102,891	$63,547
Restricted cash	452	440
Total cash, cash equivalents and restricted cash	$103,343	$63,987

	December 31,
At end of period:	2024	2023
Cash and cash equivalents	$125,987	$102,891
Restricted cash	263	452
Total cash, cash equivalents and restricted cash	$126,250	$103,343

Restricted cash consists of deposits for letters of credit that the Company has provided to secure its obligations under certain leases and is included in other assets, non-current in the consolidated balance sheets.

The Company classifies milestone payments related to licensing arrangements as cash flows used in investing activities in its consolidated statements of cash flows.

Trade Receivables

Trade receivables are recorded net of allowances for chargebacks, chargeback prepayments, cash discounts for prompt payment and credit losses. The Company estimates an allowance for expected credit losses by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. The corresponding expense for the credit loss allowance is reflected in selling, general and administrative expenses and was not material during the periods presented. The Company believes that its allowance for expected credit losses was adequate and immaterial as of December 31, 2024 and 2023.

Investments in Marketable Securities

Investments in marketable securities primarily consist of U.S. Treasury securities, government agency securities, commercial paper, corporate bonds and market money funds. Management determines the appropriate classification of investments in marketable securities at the time of purchase based upon management’s intent with regards to such investment and re-evaluates such designation as of each balance sheet date. The Company’s investment policy requires that it only invests in highly rated securities and limits its exposure to any single issuer, except for securities issued by the U.S. government. All investments in marketable debt securities are held as “available-for-sale” and are carried at the estimated fair value as determined based upon quoted market prices or pricing models for similar securities.

The Company classifies investments in marketable securities as short-term when they have remaining contractual maturities of one year or less from the balance sheet date. The Company regularly reviews its investments for declines in fair value below the amortized cost basis to determine whether the impairment, if any, is due to credit-related or other factors. This review includes the credit worthiness of the security issuers, the severity of the unrealized losses, whether the Company has the intent to sell the securities and whether it is more likely than not that the Company will be required to sell the securities before the recovery of the amortized cost basis. Unrealized gains and losses on available-for-sale debt securities are reported as a component of accumulated comprehensive income (loss), with the exception of unrealized losses believed to be related to credit losses, if any, which are recognized in earnings in the period the impairment occurs. Impairment assessments are made at the individual security level each reporting period. When the fair value of an available-for-

sale debt investment is less than its cost at the balance sheet date, a determination is made as to whether the impairment is related to a credit loss and, if it is, the portion of the impairment relating to credit loss is recorded as an allowance through net income (loss). There were no impairments related to credit losses during any of the periods presented. Realized gains and losses, if any, on available-for-sale securities are included in other income (expense), net, in the consolidated statements of operations based on the specific identification method. During 2024 and 2023, interest income was $4.5 million and $2.8 million, respectively, and is included in other income (expense), net, in the consolidated statements of operations.

Concentrations of Risk

The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash, cash equivalents, investments in marketable securities and trade receivables. The Company attempts to minimize the risks related to cash, cash equivalents and marketable securities by investing in a broad and diverse range of financial instruments. The investment portfolio is maintained in accordance with the Company’s investment policy, which defines allowable investments, specifies credit quality standards and limits the credit exposure of any single issuer. The Company monitors the credit worthiness of customers that are granted credit in the normal course of business. In general, there is no requirement for collateral from customers.

Substantially all of the Company’s revenues are in the United States to three wholesalers. The Company launched LOQTORZI in December 2023. Net revenue for sales of UDENYCA, YUSIMRY, and CIMERLI are classified within discontinued operations. Net revenue for product sales of YUSIMRY and CIMERLI effectively ceased following the disposition of these two product lines on June 26, 2024 and March 1, 2024, respectively (see Note 6. Discontinued Operations).

Business Combination Accounting & Valuation of Acquired Assets

The Company accounts for acquisitions of entities that include inputs and processes and have the ability to create outputs as business combinations. Judgment is required in assessing whether the acquired processes or activities, along with their inputs, meet the criteria to constitute a business, as defined by U.S. GAAP.

The acquisition method of accounting requires the recognition of assets acquired and liabilities assumed at their acquisition date fair values. The excess of the fair value of consideration transferred over the fair value of the net assets acquired is recorded as goodwill, or when there is an excess of the fair values of these identifiable assets and liabilities over the fair value of purchase consideration, a bargain purchase gain is recorded in the consolidated statements of operations. The estimations of fair values are based on non-observable inputs that are included in valuation models. An income approach, which generally relies upon projected cash flow models, is used in estimating the fair value of the acquired intangible assets. These cash flow projections are based on management's estimates of economic and market conditions including the estimated future cash flows from revenues of acquired assets, the timing and projection of costs and expenses and the related profit margins, tax rates, and discount rate.

During the measurement period, which occurs before finalization of the purchase price allocation, changes in assumptions and estimates that result in adjustments to the fair values of assets acquired and liabilities assumed, if based on facts and circumstances existing at the acquisition date, are recorded on a retroactive basis as of the acquisition date, with the corresponding offset to goodwill or bargain purchase gain (See Note 7. Surface Acquisition).

Foreign Currency

Monetary assets and liabilities denominated in foreign currency are remeasured at period-end exchange rates. Non-monetary assets and liabilities denominated in foreign currencies are remeasured at historical rates. Translation gains and losses are included in accumulated other comprehensive loss in stockholders’ deficit. Revenue and expense accounts are translated to U.S. dollars at average exchange rates in effect during the period with resulting transaction gains and losses recognized in other income (expense), net in the consolidated statements of operations. The Company has not experienced material foreign currency transaction gains and losses for any of the years presented.

Inventory

Inventory is stated at the lower of cost or estimated net realizable value with cost determined under the first-in first-out method. Inventory costs include third-party contract manufacturing, third-party packaging services, freight, labor costs for personnel involved in the manufacturing process, and indirect overhead costs. The Company primarily uses actual costs to determine the cost basis for inventory. The determination of excess or obsolete inventory requires judgment including consideration of many factors, such as estimates of future product demand, current and future market conditions, product expiration information, and potential product obsolescence, among others. During 2024 and 2023, the Company recorded $14.1 million and $52.6 million in inventory write-downs, respectively, within cost of goods sold in discontinued operations. The 2024 charge was primarily for the write-down of UDENYCA inventory that did not meet acceptance criteria. The 2023 charge was primarily for the write-down of slow moving YUSIMRY inventory and the related partial recognition of certain firm purchase commitments.

Although the Company believes the assumptions used in estimating potential inventory write-downs are reasonable, if actual market conditions are less favorable than projected by management, write-downs of inventory, charges related to firm purchase commitments, or both may be required which would be recorded as cost of goods sold in the consolidated statements of operations. Adverse developments affecting the Company’s assumptions of the level and timing of demand for its products include those that are outside of the Company’s control such as the actions taken by competitors and customers, the direct or indirect effects of the COVID-19 pandemic, and other factors.

Prior to the regulatory approval of product candidates, the Company incurs expenses for the manufacture of drug products that could potentially be available to support the commercial launch of the products. Inventory costs are capitalized when future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment. A number of factors are considered, including the current status in the regulatory approval process, potential impediments to the approval process such as safety or efficacy, viability of commercialization and marketplace trends. Inventory related to UDENYCA, CIMERLI and YUSIMRY is classified within assets of discontinued operations on the consolidated balance sheets, and LOQTORZI is presented in inventory. The Company began to capitalize inventory costs associated LOQTORZI after receiving final regulatory approval in October 2023, respectively.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred. Interest costs incurred during the construction of major capital projects are capitalized until the underlying asset is ready for its intended use, at which point the capitalized interest costs are amortized as depreciation or amortization expense over the life of the underlying asset. When the Company disposes of property and equipment, it removes the associated cost and accumulated depreciation from the related accounts in the consolidated balance sheets and include any resulting gain or loss in the consolidated statements of operations. Eligible costs of internal use software and implementation costs of certain hosting arrangements are capitalized and amortized over the estimated useful life of the software or associated hosting arrangement, as applicable. Depreciation and amortization are recognized using the straight-line method over the following estimated useful lives:

Computer equipment and software	3 - 7 years
Furniture and fixtures	5 years
Machinery and equipment	5 years
Leasehold improvements	Shorter of lease term or useful life

Goodwill and Intangible Assets

Goodwill represents the excess of the consideration transferred over the fair value of net assets acquired in a business combination. Goodwill is not amortized but is evaluated for impairment on an annual basis, during the fourth quarter, or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of the Company’s single reporting unit below its carrying amount.

Acquired in-process research and development (“IPR&D”) that the Company acquires in conjunction with the acquisition of a business represents the fair value assigned to incomplete research projects which, at the time of acquisition, have not reached technological feasibility. The amounts are capitalized and are accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each IPR&D project, the Company will commence amortization over the useful life of the intangible asset, which will generally be determined by the period in which the substantial majority of the cash flows are expected to be generated. The Company evaluates IPR&D for impairment on an annual basis, during the fourth quarter, or more frequently if impairment indicators exist.

Finite-lived intangible assets are generally amortized on a straight-line basis over their estimated economic life and are reviewed periodically for impairment. The amortization expense related to capitalized milestone payments under license agreements and the amortization expense from out-licenses are recorded as a component of cost of goods sold in the consolidated statements of operations. The estimated life for capitalized milestone payments is ten years, and the life for acquired out-licenses is fifteen years.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts or circumstances either internally or externally may indicate that the carrying value of an asset may not be recoverable. If there is an indication of impairment, the Company tests for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss.

Accrued Research and Development Expense

Clinical trial costs are a component of research and development expense. The Company accrues and expenses clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with clinical research and manufacturing organizations and clinical sites. The Company determines the actual costs through monitoring patient enrollment, discussions with internal personnel and external service providers regarding the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services.

Revenue Purchase and Sale Agreement

The Revenue Purchase and Sale Agreement (see Note 9. Financial Liabilities) contains the Royalty Fee Derivative Liability that meets the criteria to be bifurcated and accounted for separately from the Revenue Purchase and Sale Agreement. The Royalty Fee Derivative Liability was recorded at fair value upon entering into the Revenue Purchase and Sale Agreement and is subsequently remeasured to fair value at each reporting period with the corresponding change in fair value recognized in other income (expense), net in the consolidated statements of operations. The Revenue Purchase and Sale Agreement was initially valued and is remeasured using Monte Carlo simulation models to perform the “with-and-without” method, which involves valuing the Revenue Purchase and Sale Agreement with the embedded derivative and then valuing it without the embedded derivative. The difference between values is determined to be the estimated fair value of the Royalty Fee Derivative Liability. Refer to Note 3. Fair Value Measurements for details regarding the fair value.

The Revenue Purchase and Sale Agreement is accounted for as a liability net of a discount comprising issuance costs and the fair value of the embedded derivative requiring bifurcation. The Company imputes interest expense associated with this liability using the effective interest rate method on a prospective basis. The effective interest rate is calculated based on the rate that would enable the liability to be repaid in full over the anticipated life of the arrangement. Interest expense is recognized over the estimated term on the consolidated statement of operations. The interest rate on this revenue participation liability may vary during the term of the agreement depending on a number of factors, including the level of actual and forecasted net sales. Increases or decreases in forecasted net sales could have a significant impact on the revenue participation liability, interest expense, and the time period for repayment. In the second quarter of 2025, the Company used a portion of the UDENYCA Sale proceeds to substantially pay off the 2026 Convertible Notes and buy out certain royalty obligations related to UDENYCA pursuant to the Revenue Purchase and Sale Agreement.

Contingent Consideration

Contingent consideration primarily relates to the potential payments to holders of the CVRs that are contingent upon the achievement of the Company and certain third-parties meeting product development or financial performance milestones. For transactions accounted for as business combinations, the Company records contingent consideration at fair value at the date of the acquisition based on the consideration expected to be transferred. Liabilities for contingent consideration are remeasured each reporting period and subsequent changes in fair value are recognized within loss from continuing operations in the consolidated statements of operations. The assumptions utilized in the calculation of the fair values include probability of success and the discount rates. Contingent consideration involves certain assumptions requiring significant judgment and actual results may differ from estimated amounts.

Net Revenues

The Company sells to wholesalers and distributors, (collectively, “Customers”). The Customers then resell to hospitals and clinics (collectively, “Healthcare Providers”) pursuant to contracts with the Company. In addition to distribution agreements with Customers and contracts with Healthcare Providers, the Company enters into arrangements with group purchasing organizations (“GPOs”) that provide for United States government-mandated or privately negotiated rebates, chargebacks and discounts. The Company also enters into rebate arrangements with payers, which consist primarily of commercial insurance companies and government entities, to cover the reimbursement of products to Healthcare Providers. The Company provides co-payment assistance to patients who have commercial insurance and meet certain eligibility requirements. Revenue from product sales is recognized at the point when a Customer obtains control of the product and the Company satisfies its performance obligation, which generally occurs at the time product is shipped to the

Customer. Payment terms differ by jurisdiction and customer, but payment terms typically range from 30 to approximately 80 days from date of shipment and may be extended during the launch period of a new product.

Product Sales Discounts and Allowances

Revenue from product sales is recorded at the net sales price (“transaction price”), which includes estimates of variable consideration for which reserves are established and that result from chargebacks, rebates, co-pay assistance, prompt-payment discounts, returns and other allowances that are offered within contracts between the Company and its Customers, Healthcare Providers, payers and GPOs. These reserves are based on the amounts earned or to be claimed on the related sales and are classified as reductions in trade receivables (if the amounts are payable to a Customer) or current and non-current liabilities (if the amounts are payable to a party other than a Customer). Where appropriate, these estimates take into consideration a range of possible outcomes that are probability-weighted for relevant factors such as historical experience, current contractual and statutory requirements, specifically known market events and trends, industry data and forecasted Customer buying and payment patterns. Overall, these reserves reflect the best estimates of the amount of consideration to which the Company is entitled based on the terms of its contracts. The amount of variable consideration that is included in the transaction price may be constrained, and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period. The actual amount of consideration ultimately received may differ. If actual results in the future vary from the Company’s estimates, the estimates will be adjusted, which will affect net product revenue in the period that such variances become known.

Chargebacks: Chargebacks are discounts that occur when Healthcare Providers purchase directly from a Customer. Healthcare Providers, which belong to Public Health Service institutions, non-profit clinics, government entities, GPOs, and health maintenance organizations, generally purchase the product at a discounted price. The Customer, in turn, charges back to the Company the difference between the price initially paid by the Customer and the discounted price paid by the Healthcare Providers to the Customer. The allowance for chargebacks is based on an estimate of sales through to Healthcare Providers from the Customer.

Discounts for Prompt Payment: The Company provides for prompt payment discounts to its Customers, which are recorded as a reduction in revenue in the same period that the related product revenue is recognized.

Rebates: Rebates include mandated discounts under the Medicaid Drug Rebate Program, other government programs and commercial contracts. Rebate amounts owed after the final dispensing of the product to a benefit plan participant are based upon contractual agreements or legal requirements with these public sector benefit providers. The accrual for rebates is based on statutory or contractual discount rates and expected utilization. The estimates for the expected utilization of rebates are based on Customer and commercially available payer data, as well as data collected from the Healthcare Providers, Customers, GPOs, and historical utilization rates. Rebates invoiced by payers, Healthcare Providers and GPOs are paid in arrears. If actual future rebates vary from estimates, the Company may need to adjust its accruals, which would affect net product revenue in the period of adjustment.

Co-payment Assistance: Patients who have commercial insurance and meet certain eligibility requirements may receive co-payment assistance. The calculation of the accrual for co-pay assistance is based on an estimate of claims and the cost per claim that the Company expects to receive associated with product that has been recognized as revenue.

Product Returns: The Company offers its Customers limited product return rights, which are principally based upon whether the product is damaged or defective, or the product’s expiration date.

Other Allowances: The Company pays fees to Customers and GPOs for account management, data management and other administrative services. To the extent that the services received are distinct from the sale of products to the customer, these payments are classified in selling, general and administrative expense in the Company’s consolidated statements of operations, otherwise they are included as a reduction in product revenue.

Royalty Revenue

Royalty revenue from licensees, which is based on sales to third parties of licensed products, is recorded when the third-party sale occurs and the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). Royalty revenue was immaterial for all periods presented and is included in net revenue.

Cost of Goods Sold

Cost of goods sold consists primarily of third-party manufacturing, distribution, certain overhead costs, royalties on certain products, and charges for inventory write-downs.

The Company incurs royalties on net sales of LOQTORZI in the low twenty percent range~~.~~

Research and Development Expense

Research and development expense represents costs incurred to conduct research, such as the discovery and development of product candidates. The Company recognizes all research and development costs as they are incurred. The Company currently tracks research and development costs incurred on a product candidate basis only for external research and development expenses. The Company’s external research and development expense consists primarily of:

●	expense incurred under agreements with collaborators, consultants, third-party CROs, and investigative sites where a substantial portion of the Company’s preclinical studies and all of its clinical trials are conducted;
●	costs of acquiring originator comparator materials and manufacturing preclinical study and clinical trial supplies and other materials from CMOs, and related costs associated with release and stability testing;
●	costs associated with manufacturing process development activities, analytical activities and pre-launch inventory manufactured prior to regulatory approval being obtained or deemed to be probable; and
●	option and certain milestone payments related to licensing and collaboration agreements.

Internal costs are associated with activities performed by the Company’s research and development organization and generally benefit multiple programs. These costs are not separately allocated by product candidate. Unallocated, internal research and development costs consist primarily of:

●	personnel-related expense, which include salaries, benefits and stock-based compensation; and
●	facilities and other allocated expense, which include direct and allocated expense for rent and maintenance of facilities, depreciation and amortization of leasehold improvements and equipment, laboratory and other supplies.

License Agreements

The Company has entered and may continue to enter into license agreements to access and utilize certain technology. To determine whether the licensing transactions should be accounted for as a business combination or as an asset acquisition, the Company makes certain judgments, which include assessing whether the acquired set of activities and assets would meet the definition of a business under the relevant accounting rules.

If the acquired set of activities and assets does not meet the definition of a business, the transaction is recorded as an asset acquisition and therefore, any acquired IPR&D that does not have an alternative future use is charged to expense at the acquisition date. To date none of the Company’s license agreements have been considered to be the acquisition of a business.

Selling, General and Administrative Expense

Selling, general and administrative expense comprises primarily compensation and benefits associated with sales and marketing, finance, human resources, legal, information technology and other administrative personnel, outside marketing, advertising and legal expenses and other general and administrative costs. The Company expenses the cost of advertising, including promotional expenses, as incurred. Advertising expenses for continuing operations were $7.4 million and $3.4 million in 2024 and 2023, respectively.

Stock-Based Compensation

The Company’s compensation programs include stock-based awards. For awards other than condition-based performance stock options, the fair values are recognized as compensation expense on a straight-line basis over the vesting period. For condition-based performance stock options, expense is recognized only when performance conditions are considered probable of being achieved and is recognized over the period from the grant date through the time the milestone is expected to be achieved. The related costs are recorded in cost of goods sold, research and development, and selling, general and administrative expense, as appropriate. The Company accounts for forfeitures as they occur. The Company accounts for stock issued in connection with business combinations based on the fair value of the Company’s common stock on the date of issuance.

Income Taxes

The Company utilizes the liability method of accounting for deferred income taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against deferred tax assets when, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense.

The Company recognizes uncertain income tax positions at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. The Company does not expect its unrecognized tax benefits from prior years to change significantly in 2025.

Operating and Finance Leases

The Company determines at an arrangement’s inception whether it is a lease. The Company does not recognize right-of-use assets and lease liabilities related to short-term leases. The Company also does not separate lease and non-lease components for its facility and vehicle leases. Operating leases are included in accrued and other current liabilities, other assets, non-current, and lease liabilities, non-current in the consolidated balance sheets. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise any such options. The Company recognizes operating lease expense for these leases on a straight-line basis over the lease term.

The terms of vehicles leased under the Company’s fleet agreement (“Vehicle Lease Agreement”) were 36 months. The vehicles leased under this arrangement were classified as finance leases. Finance leases are included in property and equipment, net, accrued and other current liabilities, and lease liabilities, non-current in the consolidated balance sheets. Assets under finance leases are depreciated to operating expenses on a straight-line basis over the lease term. As of December 31, 2024, the Company has fully satisfied its finance lease obligations and no longer has any related right-of-use assets or lease liabilities on its consolidated balance sheets.

The operating lease right-of-use assets and the lease liabilities are recognized based on the present value of lease payments over the lease term at the lease commencement date. The Company uses its incremental borrowing rate based on the information available at the commencement date or the lease modification date, as applicable, in determining the lease liabilities as the Company's leases generally do not provide an implicit rate.

Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive common shares. Diluted net income per share is computed by dividing the net income by the weighted average number of common shares outstanding for the period plus any diluted potential common shares outstanding for the period determined using the treasury stock method for options, PSOs, restricted stock units (“RSUs”) and ESPP and using the if-converted method for the convertible notes. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period, without consideration for any potential dilutive common share equivalents as their effect would be antidilutive (see Note 15. Net Income (Loss) Per Share).

Comprehensive Income (Loss)

Comprehensive income (loss) includes the following two components: net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to gains and losses that are recorded as an element of stockholders’ deficit, but are excluded from net income (loss). The Company’s other comprehensive income (loss) includes the unrealized gain (loss) on available-for-sale securities and foreign currency translation adjustments in 2024 and 2023.

Restructuring Charges

On March 3, 2023, the Company committed to a plan to reduce its workforce to focus resources on strategic priorities including the commercialization of its diversified product portfolio and development of innovative immuno-oncology product candidates. The reduction in force impacted approximately 50 full-time and part-time employees, effective March 10, 2023 for most of these employees. In the first quarter of 2023, non-recurring restructuring charges associated with the reduction in force consisted of $3.9 million in cash expenses related to personnel expenses such as salaries, severance payments and other benefits; and $1.5 million in non-cash stock-based compensation related to acceleration of vesting and extension of the stock option exercise windows for two impacted executives; partially offset by $0.5 million in non-cash stock-based compensation forfeiture credits. The reduction in force was completed during the second quarter of 2023.

For the year ended December 31, 2023, the consolidated statements of operations included $3.6 million in research and development expense and $1.3 million in selling, general and administrative expense related to the reduction in force.

Discontinued Operations

The Company evaluates all disposal transactions to determine whether it qualifies for reporting as discontinued operations. A disposal of a component or a group of components is reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results when the following occurs: (1) a component (or group of components) meets the criteria to be classified as held for sale; (2) the component or group of components is disposed of by sale; or (3) the component or group of components is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spin-off). For any component classified as held for sale or disposed of by sale or other than by sale, qualifying for presentation as a discontinued operation, the Company reports the results of operations of the discontinued operations (including any gain or loss recognized on the disposal or loss recognized on classification as held for sale of a discontinued operation), less applicable income taxes (benefit), as a separate component in the consolidated statement of operations for all periods presented. For comparative purposes, the Company presents net assets and liabilities transferred to buyers in connection with divestitures as assets and liabilities of discontinued operations on the consolidated balance sheets for prior periods.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform with the current period presentation of discontinued operations, including amounts in the consolidated balance sheets, consolidated statements of operations and various footnotes. There were no changes to net income (loss). In addition, certain amounts in the consolidated statements of cash flows have been reclassified to conform with the current period presentation, and these changes had no impact to the net cash flows of operating, investing or financing activities.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 was adopted on a retrospective basis as of December 31, 2024, and it did not change the way that the Company identifies its reportable segments. The adoption did not have a material impact on the Company’s segment-related disclosures.

The following are recent accounting pronouncements that the Company has not yet adopted:

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The new standard is effective for the Company for annual periods beginning after December 15, 2024, with early adoption permitted. The amendments in this ASU should be applied prospectively; however, retrospective application is also permitted. The Company is currently evaluating the impact this ASU may have on its financial statement disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires public entities to disclose certain disaggregated costs and expenses on an annual and interim basis in the notes to the financial statements. It also requires disclosure of the total amount of selling expenses, and the Company’s definition of selling expenses. The new standard is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted and is effective on either a prospective or retrospective basis. The Company is currently evaluating the impact this ASU may have on its financial statement disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion or extinguishments of convertible debt. The new standard is effective for annual reporting periods beginning after December 15, 2025, and interim periods within those annual reporting periods. The Company is currently evaluating the impact this ASU may have on its financial statement disclosures.

The Company has reviewed other recent accounting pronouncements and concluded they are either not applicable to the business or that no material effect is expected on the consolidated financial statements as a result of future adoption.

2.Revenue

The Company launched LOQTORZI in December 2023. Net revenue for sales of UDENYCA, YUSIMRY and CIMERLI are classified within discontinued operations (refer to Note 6. Discontinued Operations). All LOQTORZI net product revenue was generated in the United States, and the Company’s net revenue was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
LOQTORZI	19,131	554
Other revenue	7,258	664
Total net revenue	$26,389	$1,218

For continuing operations, gross product revenues by significant customer as a percentage of total gross product revenues were as follows:

	Year Ended December 31,
	2024	2023
McKesson Corporation	43%	33%
Cencora (previously known as AmeriSource-Bergen Corporation)	43%	53%
Cardinal Health, Inc.	13%	13%

Product Sales Discounts and Allowances

Chargebacks and discounts for prompt payment are recorded as a reduction in trade receivables, and the remaining reserve balances are classified as current liabilities and other liabilities, non-current on the accompanying consolidated balance sheets.

In connection with the Sale Transactions, the Company retained and will continue to be responsible for sales discounts and allowance liabilities incurred related to shipments prior to March 1, 2024 for CIMERLI and June 26, 2024 for YUSIMRY. Sales discounts and allowances incurred on behalf of the respective counterparties following the close of the Sale Transactions in accordance with the Company’s Transition Services Agreement with Sandoz (the “CIMERLI TSA”) in March 2024 for CIMERLI and the Company’s Transition Services Agreement with HKF (the “YUSIMRY TSA” and, together with the CIMERLI TSA, collectively the “TSA”) in June 2024 for YUSIMRY are reflected within TSA receivables, net and TSA payables and accrued liabilities in the consolidated balance sheets and are excluded from the below table (see Note 6. Discontinued Operations).

The activities and ending reserve balances for each significant category of sales discounts and allowances, which constitute variable consideration, are as follows:

	Chargebacks		Other Fees,
	and Discounts		Co-pay
	for Prompt		Assistance
(in thousands)	Payment	Rebates	and Returns	Total
Balances at December 31, 2022	$42,677	$38,713	$19,113	$100,503
Provision related to sales made in:
Current period	590,772	143,370	110,183	844,325
Prior period - increase (decrease)	(1,361)	1,424	3,744	3,807
Payments and customer credits issued	(558,135)	(62,370)	(83,245)	(703,750)
Balances at December 31, 2023	73,953	121,137	49,795	244,885
Provision related to sales made in:
Current period	912,079	189,309	145,533	1,246,921
Prior period - increase (decrease)	(990)	7,391	(2,571)	3,830
Payments and customer credits issued	(874,264)	(194,099)	(151,628)	(1,219,991)
Balances at December 31, 2024	$110,778	$123,738	$41,129	$275,645

3.Fair Value Measurements

The fair value of financial instruments are classified into one of the following categories based upon the lowest level of input that is significant to the fair value measurement:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.
●	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair values of cash equivalents approximate their carrying values due to the short-term nature of such financial instruments.

In connection with the Surface Acquisition on September 8, 2023 (see Note 7. Surface Acquisition), the Company recorded contingent consideration liabilities related to CVRs. The fair value of the CVR liabilities were determined using a Monte Carlo simulation-based model discounted to present value and represents a Level 3 measurement within the fair value hierarchy. Assumptions used in this calculation include estimated revenue, discount rate and various probability factors. If different assumptions were used for the various inputs, the estimated fair value could be significantly higher or lower than the fair value the Company determined. For example, increases in discount rates and the time to payment may result in lower fair value measurements. There is no assurance that any of the conditions for payment of the CVR liabilities will be met. During the three months ended March 31, 2024, the Company impaired its historical out-licensed partnership program with Novartis Institutes for Biomedical Research, Inc. (“Novartis Institutes”) (NZV930), which resulted in a net impairment charge of $6.8 million in selling, general and administrative expenses in the consolidated statements of operations relating to the write-off of the net carrying value of the Novartis Institutes out-license intangible asset of $10.6 million and the final remeasurement of the CVR liability related to NZV930 of $3.8 million to its fair value of zero. The remaining CVR liability associated with GSK of $0.5 million and other contingent consideration are recorded in other liabilities, non-current on the consolidated balance sheets at December 31, 2024. As of December 31, 2023, the CVR liability was reduced by a fair value adjustment of $0.9 million which was recorded within selling, general and administrative expense in the consolidated statements of operations.

On May 8, 2024, the Company recognized the Royalty Fee Derivative Liability which was estimated to be $9.2 million in connection with the Revenue Purchase and Sale Agreement (see Note 9. Financial Liabilities), which is recorded in accrued and other current liabilities on the consolidated balance sheets. To estimate the fair value, the Company uses Monte Carlo simulation models that require the use of Level 3 unobservable inputs, primarily the amount and timing of our expected future revenue, the probability of certain events, the discount rate corresponding to the risk of revenue, and to a much lesser extent the estimated volatility of these revenues. As of December 31, 2024, the estimated fair value of the Royalty Fee Derivative Liability increased to $13.6 million, resulting in a $4.4 million charge recorded in other income (expense), net on the consolidated statements of operations. In connection with the UDENYCA Sale, the UDENYCA portion of the Royalty Fee Derivative Liability was derecognized.

Financial liabilities related to long-term debt obligations are summarized in Note 9. Financial Liabilities. Other financial liabilities and financial assets measured at fair value on a recurring basis are summarized as follows:

	Fair Value Measurements
	December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents	$125,549	$—	$—	$125,549
Financial Liabilities:
Royalty Fee Derivative Liability	$—	$—	$13,620	$13,620
Contingent consideration	—	—	632	632
Total	$—	$—	$14,252	$14,252

	Fair Value Measurements
	December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash equivalents(1)	$88,460	$998	$—	$89,458
Marketable debt securities:
U.S. government agency securities	5,195	—	—	5,195
U.S. treasury securities	2,993	—	—	2,993
Commercial paper and corporate notes	—	6,669	—	6,669
Prepaid financial instrument in Prepaid manufacturing(2)	—	—	625	625
Total	$96,648	$7,667	$625	$104,940
Financial Liabilities:
Contingent consideration	$—	$—	$4,472	$4,472

(1)	Cash equivalents consist of money market funds, U.S treasury securities, and commercial paper and corporate notes with original maturities of 90 days or less.
(2)	Relates to Optional Stock Purchase Agreement.

The cost, unrealized gains or losses, and fair value by investment type are summarized as follows:

	December 31, 2024
(in thousands)	Cost	Unrealized Gain	Unrealized (Loss)	Fair Value
Money market funds	$125,549	$—	$—	$125,549

	December 31, 2023
(in thousands)	Cost	Unrealized Gain	Unrealized (Loss)	Fair Value
Money market funds	$79,484	$—	$—	$79,484
U.S. government agency securities	5,200	—	(5)	5,195
U.S. treasury securities	11,967	2	—	11,969
Commercial paper and corporate notes	7,673	—	(6)	7,667
Total	$104,324	$2	$(11)	$104,315

The Company held 9 positions that were in unrealized loss positions as of December 31, 2023. No impairment was recognized in 2024 and 2023. As of December 31, 2023, the remaining contractual maturities of available-for-sale securities were less than one year, and the average maturity of investments upon acquisition was approximately 9 months. The accrued interest receivable on available-for-sale marketable securities was immaterial at December 31, 2023.

4.Inventory

Inventory of $4.2 million and $2.6 million as of December 31, 2024 and 2023, respectively, consisted entirely of finished goods. Inventory expected to be sold more than twelve months from the balance sheet date is classified as inventory, non-current on the consolidated balance sheets. As of December 31, 2024, the Company had no non-current inventory from continuing operations, compared to $0.5 million at December 31, 2023.

Prepaid manufacturing of $6.7 million as of December 31, 2024 included prepayments of $0.3 million to a CMO for manufacturing services of the Company’s continuing product and prepayments of $6.4 million for research and development pipeline programs. Prepaid manufacturing of $11.0 million as of December 31, 2023 included prepayments for research and development pipeline programs.

5.Balance Sheet Components

Property and Equipment, Net

Property and equipment, net of continuing operations consisted of the following:

	December 31,
(in thousands)	2024	2023
Machinery and equipment	$13,437	$13,124
Computer equipment and software	3,582	3,546
Furniture and fixtures	1,055	1,055
Leasehold improvements	5,751	5,751
Finance lease right of use assets	—	2,294
Total property and equipment	23,825	25,770
Accumulated depreciation and amortization	(20,988)	(20,651)
Property and equipment, net - subtotal	2,837	5,119
Less: Property and equipment, net from assets of discontinued operations	(261)	—
Property and equipment, net	$2,576	$5,119

Depreciation and amortization expense related to property and equipment, net from continuing operations was $1.6 million and $1.8 million in 2024 and 2023, respectively. There were no material impairments of property and equipment in 2024 and 2023.

As of December 31, 2024 and 2023, the net book value of software implementation costs of continuing operations related to hosting arrangements was $1.7 million and $2.2 million, respectively, and the amortization expense was immaterial for all periods presented.

Intangible Assets, Net

Intangible assets, net of continuing operations consisted of the following:

	December 31,
(in thousands)	2024	2023
Finite-lived assets, net of accumulated amortization of $2,719 and $639 as of December 31, 2024 and December 31, 2023, respectively	$24,787	$41,871
Indefinite-lived assets - in-process research and development	28,859	28,859
Goodwill	—	943
Intangible assets, net subtotal	53,646	71,673
Less: Intangible assets, net from assets of discontinued operations	—	(4,065)
Intangible assets, net	$53,646	$67,608

Amortization expense related to finite-lived intangible assets from continuing operations was $3.4 million during the year ended December 31, 2024 and immaterial for the year ended December 31, 2023. As of December 31, 2024, amortization expense from continuing operations related to finite-lived assets for each of the five succeeding fiscal years is expected to be approximately $2.7 million. The weighted average remaining life of the finite-lived assets from continuing operations is 9.4 years on December 31, 2024.

In connection with the CIMERLI Sale on March 1, 2024, a finite-lived asset, net of $2.1 million and goodwill of $0.9 million were derecognized and classified within discontinued operations. In connection with the YUSIMRY Sale on June 26, 2024, a finite-lived asset with a net value of $0.9 million was derecognized and classified within discontinued operations.

The exclusive license of NZV930 to Novartis Institutes, acquired as part of the Surface Acquisition, was terminated by Novartis Institutes with an effective date of October 2, 2024. As a result, the Company recognized an impairment charge of $10.6 million for the carrying value of the Novartis Institutes out-license during the three months ended March 31, 2024, which was classified within selling, general and administrative expense in the consolidated statements of operations.

No impairment charges were recognized for goodwill or intangible assets during 2023.

Accrued and Other Current Liabilities

Accrued and other current liabilities of continuing operations consisted of the following:

	December 31,
(in thousands)	2024	2023
Accrued commercial and research and development manufacturing	$12,449	$23,470
Accrued co-development costs and milestone payments	12,500	26,812
Accrued royalties	1,498	42,031
Royalty fee derivative liability (Notes 3 and 9)	13,620	—
Revenue participation liability, current (Note 9)	1,148	—
Accrued other	17,382	7,628
Lease liabilities, current	1,691	2,145
Contingent consideration, current	—	3,300
Total Accrued and other current liabilities - subtotal	60,288	105,386
Less: Accrued and other current liabilities, net from liabilities of discontinued operations, current	—	(11,480)
Total Accrued and other current liabilities	$60,288	$93,906

Other Liabilities, Non-current

Other liabilities, non-current of continuing operations consisted of the following:

	December 31,
(in thousands)	2024	2023
Contingent consideration, non-current	$632	$1,172
Deferred tax liability (Note 14)	1,102	1,102
Revenue participation liability, non-current (Note 9)	27,595	—
Other	—	10,287
Total Other liabilities, non-current - subtotal	29,329	12,561
Less: Other liabilities, non-current from liabilities of discontinued operations, non-current	—	(9,000)
Total Other liabilities, non-current	$29,329	$3,561

6.Discontinued Operations

On December 2, 2024, the Company and Intas entered into the UDENYCA Purchase Agreement. On April 11, 2025, the Company completed the divestiture of the UDENYCA Business to Intas for upfront, all cash consideration $483.4 million, inclusive of $118.4 million for UDENYCA product inventory. In the second quarter of 2025, the Company recognized a net gain on the UDENYCA Sale of $339.1 million, which included the cash receipts less net assets transferred to Accord or otherwise derecognized and transaction expenses of $9.9 million. In addition, the Company is also eligible to receive two additional Earnout Payments of $37.5 million each. The first such payment is payable by Intas to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through September 30, 2026 are equal to or greater than $300 million, and the second such payment is payable by Intas to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through March 31, 2027 are equal to or greater than $350 million.

On June 26, 2024, the Company completed the sale of its YUSIMRY immunology franchise which comprised certain assets, including certain YUSIMRY intellectual property, contracts, YUSIMRY inventory, and all activities related to research and development of YUSIMRY for upfront cash consideration of $40.0 million and assumed certain liabilities, including $17.0 million of inventory purchase commitments.

During 2024, the Company recognized a net gain on the YUSIMRY Sale of $22.8 million, which included the cash receipts of $40.0 million less net assets transferred to HKF or otherwise derecognized and transaction costs of $1.0 million.

On March 1, 2024, the Company completed the sale of its CIMERLI ophthalmology franchise through the sale of its subsidiary, Coherus Ophthalmology, to Sandoz for upfront, all-cash consideration of $170.0 million plus an additional $17.8 million for CIMERLI product inventory and prepaid manufacturing assets. During 2024, the Company recognized a net gain on the CIMERLI Sale of $153.8 million, which included the cash receipts of $187.8 million less assets transferred to Sandoz, assets derecognized, transaction costs of $7.2 million, and other related employee transition expenses. As of December 31, 2024, unpaid commitments for retention bonuses totaled $4.7 million.

The UDENYCA Sale represented the last and most significant divestiture of the Company’s biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises; therefore, the strategic shift criteria had been met. Accordingly, for all periods presented, the results of the discontinued operations have been reported as a separate component of income on the consolidated statements of operations, and the assets and liabilities of the discontinued operations have been presented separately in the consolidated balance sheets.

During the second quarter of 2025, the Company used a portion of the proceeds of the UDENYCA Sale to repay substantially all of the outstanding 2026 Convertible Notes and to buy out the right to receive royalties on net sales of UDENYCA in accordance with the Revenue Purchase and Sale Agreement. Accordingly, the interest expense associated with these arrangements have been presented within discontinued operations. Interest expense related to $175.0 million of the $250.0 million aggregate principal 2027 Term Loans, was required to be repaid in April 2024 in connection with the CIMERLI Sale and has also been presented within discontinued operations.

The following table presents a reconciliation of discontinued operations for the periods presented:

	Year Ended December 31,
(in thousands)	2024	2023
Net revenue	$240,571	$256,026
Costs and expenses:
Cost of goods sold	108,826	158,554
Research and development	1,503	13,326
Selling, general and administrative	42,256	71,557
Total costs and expenses	152,585	243,437
Income from operations	87,986	12,589
Interest expense	(16,424)	(29,463)
Other income (expense), net	(4,250)	744
Gain (loss) on Sale Transactions, net	176,589	—
Net income (loss) from discontinued operations before income taxes	243,901	(16,130)
Income tax provision	—	—
Net income (loss) from discontinued operations, net of tax	$243,901	$(16,130)

Net revenue from discontinued operations by product was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
UDENYCA	$205,951	$127,064
CIMERLI	27,079	125,388
YUSIMRY	7,541	3,574
Total net revenue from discontinued operations	$240,571	$256,026

Assets and liabilities of discontinued operations, all of which were derecognized in connection with the respective Sale Transactions, were as follows:

	At December 31,
(in thousands)	2024	2023
Assets of Discontinued Operations
Inventory	$65,887	$60,511
Prepaid manufacturing	4,983	12,627
Other prepaids and current assets	1,310	3,961
Total assets of discontinued operations, current	72,180	77,099
Property and equipment, net	261	—
Inventory, non-current	43,776	67,033
Intangible assets, net	—	4,065
Other assets, non-current	206	605
Total assets of discontinued operations, non-current	44,243	71,703
Total assets of discontinued operations	$116,423	$148,802
Liabilities of discontinued operations
Accrued and other current liabilities, current	$—	$11,480
Total liabilities of discontinued operations, current	—	11,480
Other liabilities - non-current	—	9,000
Total liabilities of discontinued operations, non-current	—	9,000
Total liabilities of discontinued operations	$—	$20,480

During 2024, the Company recorded $14.1 million in charges for the write-down of UDENYCA inventory that did not meet acceptance criteria. Inventory as of December 31, 2023 included $16.4 million related to the CIMERLI ophthalmology franchise and $17.0 million related to the YUSIMRY immunology franchise. During the year ended December 31, 2023, the Company recorded a $47.0 million charge for the write-down of slow moving YUSIMRY inventory, which included the recognition of $20.5 million in certain firm purchase commitments in cost of goods sold in the consolidated statements of operations. Of this charge, $11.5 million was reflected in liabilities of discontinued operations, current and $9.0 million in liabilities of discontinued operations, non-current in the consolidated balance sheets as of December 31, 2023. Liabilities for firm inventory purchase commitments related to YUSIMRY were derecognized upon the YUSIMRY Sale.

The following table presents the balance sheet classifications of assets and liabilities that were related to discontinued operations but did not transfer to any of the buyers in the Sale Transactions, and thus were not classified as discontinued operations:

	At December 31,
(in thousands)	2024	2023
Assets
Trade receivables, net	$102,365	$259,881
Liabilities
Accrued rebates, fees and reserves, current	$163,771	$169,589
Other liabilities, non-current	$—	$1,287
Liabilities to be paid in connection with the Sale Transactions
Accrued and other current liabilities	$14,816	$728
Other liabilities, non-current	$15,667	$—
Term loan, non-current (Note 9)	$—	$172,537
Convertible notes (Note 9)	$228,229	$226,888

Cash flows from continuing operations and discontinued operations have been presented together in the consolidated statements of cash flows. During the year ended December 31, 2024, operating cash flows of discontinued operations were primarily related to the adjustment for the net gain on the YUSIMRY Sale and CIMERLI Sale of $176.6 million, a net decrease in inventory of $17.9 million, net decrease in prepaid manufacturing of $7.6 million and non-cash adjustments related to inventory write-downs of $14.1 million and a $4.3 million change in fair value of the Royalty Fee Derivative Liability related to UDENYCA. During the year ended December 31, 2023, operating cash flows of discontinued operations were primarily related to an increase in inventory of $12.5 million offset by non-cash adjustments related to inventory write-downs, net of $52.6 million.

In connection with the Sale Transactions, the Company entered into separate TSAs with each of the buyers pursuant to which the Company is providing certain business support services including billings, collections, and the remittance of rebates, to ensure business continuity for patients and customers for specified periods. Under each of the TSAs, the Company is entitled to be reimbursed for its costs. For the year ended December 31, 2024, the Company has recorded income of $1.7 million and $0.8 million for the CIMERLI TSA and YUSIMRY TSA, respectively, in other income (expense), net in the consolidated statements of operations.

7.Surface Acquisition

On September 8, 2023 (the “Acquisition Date”), in accordance with an Agreement and Plan of Merger dated June 15, 2023 (the “Merger Agreement”) by and among the Company, Crimson Merger Sub I, Inc. (“Merger Sub I”), Crimson Merger Sub II, LLC (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”) and Surface, the Company completed the Surface Acquisition. The Surface Acquisition expanded the Company’s immuno-oncology pipeline by adding important new assets, including: casdozokitug (CHS-388, formerly SRF388), an investigational, novel IL-27-targeted antibody, and CHS-114 (formerly SRF114), an investigational, CCR8-targeted antibody.

On the Acquisition Date, and in accordance with the Merger Agreement, the Company issued to the holders of all outstanding Surface common stock (subject to certain exceptions) 0.1960 shares of Coherus common stock in exchange for each share of outstanding Surface common stock and certain outstanding Surface employee equity awards. The exchange ratio was calculated pursuant to the terms of the Merger Agreement and was based on a $5.2831 per share price of Coherus common stock and a nominal total amount of cash in lieu of fractional shares. Surface shareholders also received one CVR for each share of Surface common stock and employee equity award converted. Each CVR entitles the holder to receive quarterly contingent payments in the form of cash, stock or a combination of cash and stock at the Company’s discretion during the ten-year period following September 8, 2023, for the sum of the following, less any permitted deductions in accordance with the CVR Agreement:

●	70% of all milestone- and royalty-based payments received by the Company or its affiliates under the GSK Agreement related to the program GSK4381562;
●	25% of any upfront payment received by the Company or its affiliates pursuant to potential ex-U.S. licensing agreements for CHS-114; and
●	50% of any upfront payment received by the Company or its affiliates pursuant to potential ex-U.S. licensing agreements for casdozokitug.

The Company has recorded a contingent consideration liability for the fair value of the potential payments under the CVR Agreement described above. The Company is unable to estimate a range of outcomes for potential royalty and milestone payments for CHS-114 and casdozokitug.

The total consideration paid for the Surface Acquisition of $64.6 million consisted of the following:

(in thousands, except share and per share amounts)	As of Acquisition Date
Coherus common stock issued	11,971,460
Coherus common stock share price	$4.89

Fair value of components of purchase price consideration at closing:
Equity of combined company owned by Surface equity holders	$58,540
Contingent CVR liability	5,290
Equity of combined company owned by Surface former employees (1)	766
Fair value of total purchase consideration	$64,596
(1)	Represents 161,100 shares of Coherus common stock, net of shares withheld for taxes, issued to Surface’s former employees on the Acquisition Date.

The following table below sets forth the purchase price allocation to the estimated fair value of the net assets acquired:

(in thousands)	Amounts Recognized at Acquisition Date
Assets Acquired
Cash and cash equivalents	$6,997
Investments in marketable securities	21,791
Prepaids and other assets	5,260
In-process research and development	26,239
Out-licenses	13,530
Total assets	$73,817
Liabilities Assumed
Accrued and other current liabilities	$7,722
Deferred tax liability	1,499
Total liabilities	9,221
Total net assets acquired	$64,596

The Company believes that, even after reassessing its identification of all assets acquired and liabilities assumed, it was able to acquire Surface for a price that was completely allocable to identifiable assets acquired and liabilities assumed with no residual attributable to goodwill primarily due to Surface’s need to raise additional capital to finance its operations, the challenging biotech funding environment at the time the transaction was initially announced, and the value of the acquired net assets.

The amounts allocated to identifiable intangible assets was as follows:

(in thousands)	Useful lives	Fair Value at Acquisition Date
In-process research and development - casdozokitug	n/a	$25,899
In-process research and development - CHS-114	n/a	340
Out-license - GSK	15 years	2,506
Out-license - Novartis Institutes	15 years	11,024
Total identifiable intangible assets		$39,769

The out-license intangible assets represent potential milestone and royalty-based payments to be received under two out-licensed partnership programs to advance certain next-generation cancer therapies, Novartis Institutes (NZV930) and GSK (GSK4381562). Surface shareholders received CVRs for certain percentages of these milestone and royalty-based payments, as further explained above. The exclusive license of NZV930 to Novartis Institutes was terminated by Novartis Institutes with an effective date of October 2, 2024. As a result, during the first quarter of 2024, the Company recognized a net impairment charge of $6.8 million in selling, general and administrative expenses in the consolidated statements of operations relating to the write-off of the net carrying value of the Novartis Institutes out-license intangible asset of $10.6 million and the final remeasurement of the CVR liability related to NZV930 of $3.8 million to its fair value of zero.

Unaudited Pro Forma Summary of Operations

The following table shows the unaudited pro forma summary of operations for the year ended December 31, 2023 as if the Surface Acquisition had occurred on January 1, 2022. This pro forma information does not purport to represent what the Company’s actual results would have been if the acquisition had occurred as of January 1, 2022, and it is not indicative of what such results would be expected for any future period:

(in thousands)	Year Ended December 31, 2023
Total revenues	$257,244
Net loss	$(284,575)

The unaudited pro forma financial information was prepared using the acquisition method of accounting and was based on the historical financial information of the Company and Surface. In order to reflect the Surface Acquisition as if it had occurred on January 1, 2022, the summary pro forma financial information includes adjustments to reflect Surface’s severance expense, the early termination and related amortization expense of Surface’s corporate headquarters operating lease, the loss on debt extinguishment and historical interest expense related to the cash settlement of Surface’s convertible note as if it had occurred on January 1, 2022, and amortization expense on the acquired finite-lived intangible assets. The unaudited pro forma summary of operations does not reflect the income tax effects, if any, of the pro forma adjustments, given the combined entity incurred significant losses during the historical periods presented.

Acquisition-related costs of $5.1 million were recorded in selling, general and administrative expense in the consolidated statements of operations during the year ended December 31, 2023.

8.Collaborations and Other Arrangements

In-Licensing Agreements

Junshi Biosciences

On February 1, 2021, the Company entered into the Collaboration Agreement with Junshi Biosciences for the co-development and commercialization of LOQTORZI, Junshi Biosciences’ anti-PD-1 antibody, in the United States and Canada.

Under the terms of the Collaboration Agreement, the Company paid $150.0 million upfront for exclusive rights to LOQTORZI in the United States and Canada, an option in these territories to Junshi Biosciences’ anti-TIGIT antibody CHS-006, an option in these territories to a next-generation engineered IL-2 cytokine, and certain negotiation rights to two undisclosed preclinical immuno-oncology drug candidates. The Company became obligated to pay Junshi Biosciences up to an aggregate $380.0 million in one-time payments for the achievement of various regulatory and sales milestones, of which we have already paid $25.0 million, and a royalty in the low twenty percent range on net sales of LOQTORZI.

In March 2022, the Company paid $35.0 million for the exercise of its option to license CHS-006. Thereafter, Junshi Biosciences and the Company jointly developed CHS-006 with each party responsible for the associated development costs as set forth in the Collaboration Agreement. However, on January 10, 2024, the Company announced that it delivered a notice of termination of the TIGIT Program (as defined in the Collaboration Agreement) to Junshi Biosciences pursuant to the Collaboration Agreement. The Company plans to continue to wind down work with Junshi Biosciences on the TIGIT Program pursuant to the termination. If the Company exercises its remaining option for the IL-2 cytokine, it will be obligated to pay Junshi Biosciences an additional option exercise fee of $35.0 million and an 18% royalty on net sales, up to $85.0 million for the achievement of certain regulatory approvals, and up to $170.0 million for the attainment of certain sales thresholds. Under the Collaboration Agreement, the Company retains the right to collaborate in the development of LOQTORZI and the other licensed compounds and will pay for a portion of these co-development activities up to a maximum of $25.0 million per licensed compound per year. Additionally, the Company is responsible for certain associated regulatory and technology transfer costs for LOQTORZI and other licensed compounds and will reimburse Junshi Biosciences for such costs.

On October 27, 2023, LOQTORZI was approved by the FDA in combination with cisplatin and gemcitabine for the first-line treatment of adults with metastatic or recurrent locally advanced NPC, and as monotherapy for the treatment of adults with recurrent, unresectable, or metastatic NPC with disease progression on or after platinum-containing chemotherapy. As a result, a $25.0 million milestone payment became due to Junshi Biosciences in the first quarter of 2024 pursuant to the Collaboration Agreement. In March 2024, the Company entered into an Amendment No. 2 to the Collaboration Agreement (the “2nd Amendment”) with Junshi Biosciences to revise the timing of the $25.0 million milestone payment. Under the terms of the 2nd Amendment, the $25.0 million milestone payment was split into two installments of $12.5 million each, with one paid in the second quarter of 2024 and one paid in January of 2025.

The licensing transaction and the exercise of the option were accounted for as asset acquisitions under the relevant accounting rules. During the year ended December 31, 2024, the Company recognized a reduction in research and development expenses for the release of certain liabilities of $4.8 million pursuant to the 2nd Amendment with Junshi Biosciences. Research and development expenses recognized for obligations to Junshi Biosciences were $8.0 million in 2023. In the consolidated balance sheets as of December 31, 2024 and 2023, the Company classified $12.5 million and $25.0 million, respectively, in accrued and other current liabilities and $0.4 million and $6.3 million in accounts payable, respectively, related to the co-development, regulatory and technology transfer costs related to these programs.

The accrued royalty obligation to Junshi Biosciences was $1.5 million as of December 31, 2024 and immaterial at December 31, 2023. The additional milestone payments, option fee for the IL-2 cytokine and royalties are contingent upon future events and, therefore, will be recorded if and when it becomes probable that a milestone will be achieved, or when an option fee or royalties are incurred.

Apotex

On June 27, 2024, the Company entered into the Canada License Agreement with Apotex, pursuant to which, the Company granted to Apotex an exclusive license under the Company’s rights to toripalimab to commercialize toripalimab within Canada. Pursuant to the Canada License Agreement, Apotex paid the Company an upfront payment of $6.3 million United States Dollars which has been classified as net revenue in the consolidated statements of operations for the year ended December 31, 2024. In addition, Apotex agreed to pay the Company up to an aggregate of $51.5 million Canadian Dollars in milestone payments in connection with the achievement of certain regulatory and sales milestones with respect to toripalimab in Canada. Lastly, Apotex agreed to pay the Company a low double-digit percentage of any future net sales of toripalimab in Canada that the Company will subsequently pay to Junshi Biosciences pursuant to the Collaboration Agreement.

The Canada License Agreement term continues until the tenth year after the first commercial sales of toripalimab in Canada, subject to an extension for a subsequent ten-year term at the option of Apotex. Apotex may terminate the Canada License Agreement for any reason after a specified notice period. The Canada License Agreement will terminate automatically if the rights granted to the Company by the Collaboration Agreement are terminated, if there is material breach that is not cured, if there are certain challenges to licensed patents by Apotex and in the case of certain insolvency events.

Bioeq

On November 4, 2019, the Company entered into a license agreement with Bioeq (the “Bioeq License Agreement”) for the commercialization of the Bioeq Licensed Products. Under this agreement, Bioeq granted to the Company an exclusive, royalty-bearing license to commercialize the Bioeq Licensed Products in the field of ophthalmology (and any other approved labelled indication) in the United States.

The Company accounted for the licensing transaction as an asset acquisition under the relevant accounting rules. The terms of the Bioeq Agreement included milestone payments in connection with the achievement of certain development and regulatory milestones with respect to the Bioeq Licensed Products in the United States, including a €2.5 million milestone related to the FDA approval of the CIMERLI Section 351(k) BLA that was paid in 2022. The Company shared a percentage of gross profits on sales of Bioeq Licensed Products in the United States with Bioeq in the low- to mid-fifty percent range. Royalties due to Bioeq were $38.4 million as of December 31, 2023.

On January 19, 2024 the Company entered into the CIMERLI Purchase Agreement with Sandoz. Pursuant to the CIMERLI Purchase Agreement, on March 1, 2024, the Company completed the divestiture of its CIMERLI ophthalmology franchise through the sale of its subsidiary, Coherus Ophthalmology. Refer to Note 6. Discontinued Operations for additional information. Upon closing of the CIMERLI Sale, the Bioeq License Agreement was assumed by Sandoz.

Adimab Development and Option Agreement

In October 2018, Surface and Adimab entered into the A&R Adimab Agreement, which amended and restated the Original Adimab Agreement, for the discovery and optimization of proprietary antibodies as potential therapeutic product candidates. Under the A&R Adimab Agreement, the Company will select biological targets against which Adimab will use its proprietary platform technology to research and develop antibody proteins using a mutually agreed upon research plan. The A&R Adimab Agreement, among other things, provided access to additional antibodies and expanded the Company’s right to evaluate and use antibodies that were modified or derived using Adimab technology for diagnostic purposes.

Adimab granted the Company the Research Option. In addition, Adimab granted the Company the Commercialization Option. Upon the exercise of a Commercialization Option, and payment of the applicable option fee to Adimab, Adimab will assign the Company the patents that cover the antibodies selected by such Commercialization Option. The Company will be required to use commercially reasonable efforts to develop, seek market approval of, and commercialize at least one antibody against the target covered by the Commercialization Option in specified markets upon the exercise of a Commercialization Option.

Under the A&R Adimab Agreement, the Company is obligated to make milestone payments and to pay specified fees upon the exercise of the Research Option or Commercialization Option. Upon exercise of a Research Option, the Company is obligated to pay a nominal research maintenance fee on each of the next four anniversaries of the exercise. Upon the exercise of each Commercialization Option, the Company will be required to pay an option exercise fee of a low seven-digit dollar amount, and the Company may be responsible for milestone payments of up to an aggregate of $13.0 million for each licensed product that receives marketing approval. For any licensed product that is commercialized, the Company is obligated to pay Adimab tiered royalties of a low to mid single-digit percentage on worldwide net sales of such product. The Company may also partially exercise a Commercialization Option with respect to ten antibodies against a biological target by paying 65% of the option fee and later either (i) paying the balance and choosing additional antibodies for commercialization, up to the maximum number under the Commercialization Option, or (ii) foregoing the Commercialization Option entirely. For any Adimab diagnostic product that is used with or in connection with any compound or product other than a licensed antibody or licensed product, the Company is obligated to pay Adimab up to a low seven digits in regulatory milestone payments and low single-digit royalties on net sales. No additional payment is due with respect to any companion diagnostic or any diagnostic product that does not contain any licensed antibody.

Vaccinex License Agreement

On March 23, 2021, Surface and Vaccinex entered into the Vaccinex License Agreement which provides the Company a worldwide, exclusive, sublicensable license to make, have made, use, sell, offer to sell, have sold, import, and otherwise exploit Vaccinex Licensed Products, including the antibody CHS-114 targeting CCR8. Under the Vaccinex License Agreement, the Company is obligated to use commercially reasonable efforts to develop, clinically test, achieve regulatory approval, manufacture, market and commercialize at least one Vaccinex Licensed Product.

The Company is responsible for all costs and expenses of such development, manufacturing and commercialization. Vaccinex is eligible to receive up to an aggregate of $3.5 million based on achievement of certain clinical milestones, up to an aggregate of $11.5 million based on achievement of certain regulatory milestones per Vaccinex Licensed Product, and low single-digit royalties on global net sales of any approved licensed products.

Out-Licensing Agreement Acquired as part of the Surface Acquisition

On September 8, 2023, at the closing of the Surface Acquisition, all the assets, liabilities, rights and obligations of Surface were assumed by the Company’s direct, wholly-owned subsidiary, Surface Oncology, LLC. See further details in Note 7. Surface Acquisition above.

GSK Agreement

In December 2020, Surface entered into the GSK Agreement. Pursuant to the GSK Agreement, Surface granted GSK a worldwide exclusive, sublicensable license to develop, manufacture and commercialize the Licensed Antibodies. GSK is responsible for the development, manufacturing and commercialization of the Licensed Antibodies and a joint development committee was formed to facilitate information sharing. GSK is responsible for all costs and expenses of such development, manufacturing and commercialization and is obligated to provide the Company with updates on its development, manufacturing and commercialization activities through the joint development committee. In March 2022, Surface earned a $30.0 million milestone payment from GSK upon the dosing of the first patient in the Phase 1 trial of GSK4381562. The Company is eligible to receive up to $60.0 million in additional clinical milestones and $155.0 million in regulatory milestones. In addition, the Company may receive up to $485.0 million in sales milestone payments. The Company is also eligible to receive royalties on global net sales of any approved products based on the Licensed Antibodies, ranging in percentages from high single digits to mid-teens. Due to the uncertainty of pharmaceutical development and the historical failure rates generally associated with drug development, the Company may not receive any milestone payments or any royalty payments under the GSK Agreement. The Company has not recognized license-related revenue under the GSK Agreement to date.

Unless terminated earlier, the GSK Agreement expires on a licensed product-by-licensed product and country-by-country basis on the later of ten years from the date of first commercial sale or when there is no longer a valid patent claim or regulatory exclusivity covering such licensed product in such country. Either party may terminate the GSK Agreement for an uncured material breach by the other party or upon the bankruptcy or insolvency of the other party. GSK may terminate the GSK Agreement for its convenience. The Company may terminate the GSK Agreement if GSK institutes certain actions related to the licensed patents or if GSK ceases development activities, other than for certain specified technical or safety reasons. In the event of termination, the Company would regain worldwide rights to the terminated program.

9.Financial Liabilities

A summary of the Company’s debt obligations, including level within the fair value hierarchy (see Note 3. Fair Value Measurements), is as follows:

	At December 31, 2024
(in thousands)	Principal Amount	Unamortized Debt Discount and Debt Issuance Costs	Net Carrying Value	Estimated Fair Value	Level
Financial Liabilities:
2029 Term Loan	$38,660	$(1,962)	$36,698	$36,698	Level 2*
2026 Convertible Notes	$230,000	$(1,771)	$228,229	$223,100	Level 2**

	At December 31, 2023
(in thousands)	Principal Amount	Unamortized Debt Discount and Debt Issuance Costs	Net Carrying Value	Estimated Fair Value	Level
Financial Liabilities:
2027 Term Loan	$250,000	$(3,519)	$246,481	$246,481	Level 2*
2026 Convertible Notes	$230,000	$(3,112)	$226,888	$150,155	Level 2**

*

The principal amounts outstanding are subject to variable interest rates, which are based on three-month SOFR plus fixed percentages. Therefore, the Company believes the carrying amount of these obligations approximates fair value.

**

The fair value is influenced by interest rates, the Company’s stock price and stock price volatility and is determined by prices observed in market trading. Since the market for trading of the 2026 Convertible Notes is not considered to be an active market, the estimated fair value is based on Level 2 inputs.

2029 Term Loan

On May 8, 2024, the Company entered into a senior secured term loan facility of $38.7 million that was fully funded on the 2029 Term Loan Effective Date with the Agent and the 2029 Lenders. The net proceeds of $37.5 million, net of the original issuance discount, were used by the Company to help repay in full the existing outstanding indebtedness owed by the Company to BioPharma Credit, PLC (“BioPharma”), BPCR Limited Partnership (a “2027 Lender”), and Biopharma Credit Investments V (Master) LP (a “2027 Lender”) pursuant to the 2027 Term Loans.

The 2029 Term Loan is governed by the 2029 Loan Agreement. The 2029 Term Loan will mature on May 8, 2029. The amounts borrowed under the 2029 Term Loan accrue interest equal to 8.0% per annum, plus a three-month SOFR rate. The 2029 Term Loan provides for interest-only payments on a quarterly basis until maturity. The Company may prepay the 2029 Term Loan in full or in part provided the Company (i) provides at least three (3) business days’ prior written notice to the Agent, (ii) pays on the date of such prepayment (A) all outstanding principal to be prepaid plus accrued and unpaid interest, (B) a prepayment fee of (x) 10.0% of the 2029 Term Loans so prepaid if paid on or after the first anniversary of the 2029 Term Loan Effective Date and before the second anniversary of the 2029 Term Loan Effective Date; (y) 5.0% of the 2029 Term Loan so prepaid if paid after the second anniversary of the 2029 Term Loan Effective Date and on or before the third anniversary of the 2029 Term Loan Effective Date; and (z) 0% of the 2029 Term Loan so prepaid if paid after the third anniversary of the 2029 Term Loan Effective Date, (C) if paid before the first anniversary of the 2029 Term Loan Effective Date, a make-whole amount equal to the interest that would have accrued from the date of prepayment through the first anniversary of the 2029 Term Loan Effective Date, and (D) all other sums, if any, that shall become due and payable under the 2029 Loan Agreement, including interest at the default rate with respect to any past due amounts. Amounts outstanding during an event of default shall accrue interest at an additional rate of 4.0% per annum, which interest shall be payable on demand in cash.

The 2029 Term Loan is secured by a lien on substantially all of the assets of the Company, including intellectual property, subject to customary exclusions and exceptions. The 2029 Loan Agreement contains customary representations and warranties, covenants and events of default, including a financial covenant that commenced on the 2029 Term Loan Effective Date, which requires the Company to maintain certain levels of cash and cash equivalents. As of December 31, 2024, the Company was in compliance with these covenants other than to the extent that the disclosures set forth in Item 9A of this Annual Report on Form 10-K do not comply with the requirements of subclause (ii) of Section 5.2(a)(i) of the 2029 Loan Agreement for which the Company is in possession of a valid waiver, and there were no events of default under the 2029 Term Loan.

The Company incurred $2.2 million of debt discount and issuance costs relating to the issuance of the 2029 Term Loan, which were recorded as a reduction to the carrying value of the 2029 Term Loan on the consolidated balance sheets. The debt issuance costs are being amortized and recognized as additional interest expense over the five-year contractual term of the 2029 Term Loan using the effective interest rate method.

The Company adopted the prospective method to account for future cash payments. Under the prospective method, the effective interest rate is not constant, and any change in the expected cash flows is recognized prospectively as an adjustment to the effective yield.

The following table presents the components of interest expense related to the 2029 Term Loan which have been classified within continuing operations:

(in thousands)	Year Ended December 31, 2024
Contractual interest	$3,319
Amortization of debt discount and debt issuance costs	201
Total interest expense	$3,520

As of December 31, 2024, the total remaining unamortized debt discount and debt offering costs of $2.0 million will be amortized using the effective interest rate over the remaining term of 4.4 years.

Assuming the fourth quarter of 2024 interest rate of 12.6%, future payments on the 2029 Term Loan are as follows:

Year ending December 31, (in thousands)
2025 - interest only	$4,940
2026 - interest only	4,940
2027 - interest only	4,940
2028 - interest only	4,954
2029 and thereafter - principal and interest	40,379
Total minimum payments	60,153
Less amount representing interest	(21,493)
2029 Term Loan, gross	38,660
Less unamortized debt discount and debt issuance costs	(1,962)
Net carrying amount of 2029 Term Loan	$36,698

Revenue Purchase and Sale Agreement

On May 8, 2024, concurrent with the 2029 Term Loan, the Company entered into the Revenue Purchase and Sale Agreement with Coduet Royalty Holdings, LLC, as administrative agent, and the Purchaser Group. Under the terms of the Revenue Purchase and Sale Agreement, the Purchaser Group paid the Company $37.5 million, subject to certain conditions at closing (the “Revenue Purchase Price”). In exchange, the Company sold to the Purchaser Group a right to receive 5.0% of U.S. net sales of UDENYCA and LOQTORZI with respect to a specified threshold applicable to UDENYCA net sales and a specified threshold applicable to LOQTORZI net sales during an applicable year and 0.5% of U.S. net sales of UDENYCA and LOQTORZI that exceeded the specified threshold during that year (the “Revenue Payment”) for each calendar quarter commencing May 8, 2024. The Purchaser Group’s right to receive the Revenue Payment terminates and the Company no longer has the obligation to pay Revenue Payments once the Purchaser Group receives the amount equal to 2.25 times the Revenue Purchase Price allocated to each product. The Company may also buy out the Purchaser Group’s rights to receive the Revenue Payments by triggering certain conditions and paying the Purchaser Group the unpaid portion of the 2.25 multiple on the Revenue Purchase Price. The proceeds from the Revenue Purchase Price were used by the Company as part of the full repayment of the 2027 Term Loans. On April 15, 2025, the Company paid $47.7 million to buy out the Purchaser Group’s right to receive the Revenue Payments with respect to UDENYCA in accordance with the Revenue Purchase and Sale Agreement (the “UDENYCA Buy-out”).

The Revenue Purchase and Sale Agreement contains various representations and warranties, including with respect to organization, authorization, and certain other matters, certain covenants with respect to payment, reporting, intellectual property, in-licenses, out-licenses, and certain other actions, indemnification obligations and other provisions customary for transactions of this nature.

The Revenue Purchase and Sale Agreement contains an embedded derivative that meets the criteria to be bifurcated and accounted for as a freestanding derivative instrument subject to derivative accounting. The allocation of the Revenue Purchase Price to the embedded derivative resulted in a $9.2 million discount on the revenue participation liability. Additionally, there was $1.4 million in issuance costs. The Company is amortizing the discount and issuance costs to interest expense over the estimated term of the Revenue Purchase and Sale Agreement using the effective interest method. For the year ended December 31, 2024, of the total interest expense of $7.2 million, inclusive of the amortization of discount and issuance costs of $1.3 million, $4.7 million was presented within discontinued

operations because it related to UDENYCA and the remaining $2.5 million was reflected in continuing operations. In connection with the UDENYCA Buy-out, the unamortized portion of the discount and issuance costs related to UDENYCA was derecognized. For details on the Royalty Fee Derivative Liability, see Note 3. Fair Value Measurements.

A summary of the revenue participation liability is as follows:

(in thousands)	December 31, 2024
Revenue participation liability	$37,994
Less unamortized discount and issuance costs	(9,251)
Net carrying value	$28,743

Classification on the consolidated balance sheets is as follows:

(in thousands)	Balance Sheet Classification	December 31, 2024
Revenue participation liability, current	Accrued and other current liabilities	$1,148
Revenue participation liability, non-current	Other liabilities, non-current	27,595
Net carrying value		$28,743

2027 Term Loan

The Company entered into the Loan Agreement with BioPharma and the 2027 Lenders for a senior secured term loan facility of up to $300.0 million, of which $250.0 million was funded. Starting April 1, 2023, the 2027 Term Loans accrued interest at 8.25% plus the sum (the “Adjusted Term SOFR”) of three-month SOFR and 0.26161% per annum, with a floor on Adjusted Term SOFR of 1.0%.

On February 5, 2024, the Company entered into the Consent and Amendment with the Collateral Agent and the 2027 Lenders. Pursuant to and subject to terms and conditions in the Consent and Amendment, among other things: (1) the 2027 Lenders and the Collateral Agent provided consent to consummation of the transactions contemplated by the CIMERLI Purchase Agreement between the Company and Sandoz, and released a subsidiary of the Company from its obligations and certain assets subject to the transactions contemplated thereby, (2) the 2027 Lenders and the Collateral Agent required the Company to make a partial prepayment of the principal of the loans outstanding under the 2027 Loan Agreement in the amount of $175.0 million upon consummation of the CIMERLI Sale, subject to certain conditions and (3) the parties thereto agreed to adjust the minimum net trailing twelve month net sales covenant level to be $125.0 million under the 2027 Loan Agreement.

As a result of the closing of the CIMERLI Sale, the Company made a partial prepayment of $175.0 million of the total principal balance of $250.0 million of the 2027 Term Loans on April 1, 2024, and including the prepayment premium fee, make-whole and accrued interest, the Company paid $181.9 million. On May 8, 2024, in connection with entering into the 2029 Term Loan and the Revenue Purchase and Sale Agreement, the Company repaid in full all outstanding indebtedness and terminated all commitments under the 2027 Term Loans. The May 8, 2024 payoff amount of $79.6 million included repayment in full of all outstanding principal, accrued interest, a 3.0% prepayment premium fee of the principal amount, a make-whole interest payment and lender fees. During the year ended December 31, 2024, the Company recorded a $12.6 million loss on debt extinguishment in the consolidated statements of operations from continuing operations for the payoff of the 2027 Term Loans, which included the write-off of the remaining debt discount and debt issuance costs, the prepayment premium fee, the make-whole interest payment, and lender fees.

The following table summarizes interest expense for the 2027 Term Loans and the dates when principal was repaid:

	Interest Expense
(in thousands)	Year Ended	Year Ended	Principal Amount	Date Principal
Statement of Operations Classification	December 31, 2024	December 31, 2023	Repaid	was Repaid
Discontinued Operations	$6,878	$24,700	$175,000	April 1, 2024
Continuing Operations	$4,315	$10,683	$75,000	May 8, 2024

1.5% Convertible Senior Subordinated Notes due April 2026

In April 2020, the Company issued and sold $230.0 million aggregate principal amount of its 2026 Convertible Notes in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The net proceeds from the offering were $222.2 million after deducting initial purchasers’ fees and offering expenses. The 2026 Convertible Notes are general unsecured obligations and will be subordinated to the Company’s designated senior indebtedness (as defined in the indenture for the 2026 Convertible Notes) and structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables. The 2026 Convertible

Notes accrue interest at a rate of 1.5% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, since October 15, 2020, and will mature on April 15, 2026, unless earlier repurchased or converted.

At any time before the close of business on the second scheduled trading day immediately before the maturity date, noteholders may convert their 2026 Convertible Notes at their option into shares of the Company’s common stock, together, if applicable, with cash in lieu of any fractional share, at the then-applicable conversion rate. The initial conversion rate is 51.9224 shares of common stock per $1,000 principal amount of the 2026 Convertible Notes, which represents an initial conversion price of approximately $19.26 per share of common stock. The initial conversion price represents a premium of approximately 30.0% over the last reported sale of $14.82 per share of the Company’s common stock on the Nasdaq Global Market on April 14, 2020, the date the 2026 Convertible Notes were issued. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. If a “make-whole fundamental change” (as defined in the indenture for the 2026 Convertible Notes) occurs, the Company will, in certain circumstances, increase the conversion rate for a specified period of time for noteholders who convert their 2026 Convertible Notes in connection with that make-whole fundamental change. The 2026 Convertible Notes are not redeemable at the Company’s election before maturity. If a “fundamental change” (as defined in the indenture for the 2026 Convertible Notes) occurs, then, subject to a limited exception, noteholders may require the Company to repurchase their 2026 Convertible Notes for cash. The repurchase price will be equal to the principal amount of the 2026 Convertible Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The 2026 Convertible Notes have customary provisions relating to the occurrence of “events of default” (as defined in the Indenture for the 2026 Convertible Notes). The occurrence of such events of default could result in the acceleration of all amounts due under the 2026 Convertible Notes.

As of December 31, 2024, the Company was in full compliance with these covenants, and there were no events of default under the 2026 Convertible Notes.

The Company evaluated the features embedded in the 2026 Convertible Notes under the relevant accounting rules and concluded that the embedded features do not meet the requirements for bifurcation, and therefore do not need to be separately accounted for as equity components. The proceeds received from the issuance of the convertible debt were recorded as a liability in the consolidated balance sheets.

On April 15, 2025, the Company paid $170.0 million in cash to repurchase $170.0 million aggregate principal amount of the 2026 Convertible Notes in privately negotiated transactions. On May 15, 2025, pursuant to the Fundamental Change Repurchase Right (as defined in the indenture, dated as of April 17, 2020 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (the “Trustee”), as trustee), the Company repurchased $59.9 million aggregate principal amount of the 2026 Convertible Notes, at a cash repurchase price of $59.9 million, which amount was equivalent to 100% of the principal amount of the repurchased notes, together with the accrued and unpaid interest. Following the repurchases, the outstanding principal amount of the 2026 Convertible Notes was $0.1 million and consisted of the remaining notes that were not tendered for repurchase.

Capped Call Transactions

In connection with the pricing of the 2026 Convertible Notes, the Company paid $18.2 million to enter into privately negotiated capped call transactions with one or a combination of the initial purchasers, their respective affiliates and other financial institutions. The capped call transactions are generally expected to reduce the potential dilution upon conversion of the 2026 Convertible Notes in the event that the market price per share of the Company’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the 2026 Convertible Notes, and is subject to anti-dilution adjustments generally similar to those applicable to the conversion rate of the 2026 Convertible Notes. Since inception, the cap price has been $25.93 per share, which represents a premium of approximately 75.0% over the last reported sale price of the Company’s common stock of $14.82 per share on April 14, 2020, and is subject to certain adjustments under the terms of the capped call transactions.

The capped call transactions are accounted for as separate transactions from the 2026 Convertible Notes and classified as equity instruments. Therefore, the total $18.2 million capped call premium paid was recorded as a reduction to additional paid-in capital in the consolidated balance sheets in 2020. The capped calls will not be subsequently re-measured as long as the conditions for equity classification continue to be met.

The Company incurred $0.9 million of debt issuance costs relating to the issuance of the 2026 Convertible Notes, which were recorded as a reduction to the notes in the consolidated balance sheets. The debt issuance costs are being amortized and recognized as additional interest expense over the six-year contractual term of the notes using the effective interest rate method.

If the 2026 Convertible Notes were converted on December 31, 2024, the holders of the 2026 Convertible Notes would have received common shares with an aggregate value of $16.5 million based on the Company’s closing stock price of $1.38 as of December 31, 2024.

The annual effective interest rate is 2.1% for the 2026 Convertible Notes, and the following table presents the components of interest expense which have been presented within discontinued operations:

	Year Ended December 31,
(in thousands)	2024	2023
Stated coupon interest	$3,450	$3,450
Amortization of debt discount and debt issuance costs	1,341	1,313
Total interest expense	$4,791	$4,763

10.	Commitments and Contingencies

Purchase Commitments

The Company entered into agreements with certain vendors to secure raw materials and certain CMOs to manufacture its supply of products. As of December 31, 2024, the Company’s non-cancelable purchase commitments under the terms of its agreements are as follows:

Year ending December 31, (in thousands)	Discontinued Operations	Continuing Operations	Total
2025	$59,461	$9,989	$69,450
2026	16,189	260	16,449
2027	600	—	600
Total obligations	$76,250	$10,249	$86,499

The Company enters into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and CMOs for the manufacture of clinical trial materials. The contracts are generally cancellable, with varying provisions regarding termination. If a contract with a specific vendor were to be terminated, the Company would generally only be obligated for products or services that the Company had received as of the effective date of the termination and any applicable cancellation fees. In connection with the YUSIMRY Sale, HKF assumed $17.0 million in YUSIMRY inventory purchase commitments, which had not been settled as of December 31, 2024. Following the UDENYCA Sale in April 2025, the Company had no remaining purchase commitments related to discontinued operations.

Guarantees and Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations. The Company assesses the likelihood of any adverse judgments or related claims, as well as ranges of probable losses. In the cases where the Company believes that a reasonably possible or probable loss exists, it will disclose the facts and circumstances of the claims, including an estimate range, if possible.

Legal Proceedings and Other Claims

The Company is a party to various legal proceedings and claims that arise in the ordinary, routine course of business and that have not been fully resolved. The outcome of such legal proceedings and claims is inherently uncertain. Accruals are recognized for such legal proceedings and claims to the extent that a loss is both probable and reasonably estimable. The best estimate of a loss within a range is accrued; however, if no estimate in the range is better than any other, then the minimum amount in the range is accrued. If it’s determined that a material loss is reasonably possible and the loss or range of loss can be estimated, the possible loss is disclosed. Sometimes it is not possible to determine the outcome of these matters or, unless otherwise noted, the outcome (including in excess of any accrual) is not expected to be material, and the maximum potential exposure or the range of possible loss cannot be reasonably estimated. As of December 31, 2024 and 2023, the Company had an accrual of $6.4 million related to such matters that was included in accrued rebates, fees and reserves in the consolidated balance sheets.

In late April of 2022, the Company received a demand letter from Zinc Health Services, LLC (“Zinc”) asserting that Zinc was entitled to approximately $14.0 million from the Company for claims related to certain sales of UDENYCA from October 2020 through December 2021. No legal proceeding has been filed in connection with the claims in the letter and based on currently available information the final resolution of the matter is uncertain. The Company intends to defend any legal proceeding that may be filed. If the Company has any liability related to Zinc, it does not expect that it will transfer to Intas as part of the UDENYCA Sale. The Company has an accrual established as of December 31 that represented its estimated liability to resolve the matter. Loss contingencies are inherently unpredictable, the assessment is highly subjective and requires judgments about future events and unfavorable developments or resolutions can occur. The Company regularly reviews litigation matters to determine whether its accrual is adequate. The amount of ultimate loss may differ materially from the amount accrued to date.

Other than the matter in connection with the demand letter described in this Note 10. Commitments and Contingencies, there are no pending legal proceedings, other than ordinary routine litigation incidental to the business, to which the Company or any of its subsidiaries is a party, or that any of the Company or its subsidiaries' property is subject.

11.Leases

Through December 31, 2023, the Company leased approximately 47,789 square feet of office space for its corporate headquarters in Redwood City, California (the “Lease Agreement”). Prior to an amendment to the Lease Agreement entered into on October 24, 2023 (the “Sixth Amendment”), the Lease Agreement was set to expire in September 2024 and contained a one-time option to extend the lease term for five years. Under the terms of the Sixth Amendment, the Company extended the lease term through September 30, 2027 and reduced the amount of office space leased to 27,532 square feet. The remaining 20,257 square feet of office space expired on December 31, 2023, according to the terms of the Sixth Amendment.

The Company also leases approximately 25,017 square feet for its laboratory facilities in Camarillo, California which commenced in January 2020. This lease terminates in May 2027 and contains a one-time option to extend the lease term for five years. Both facility leases provide for certain limited rent abatement and annual scheduled rent increases over their respective lease terms.

The Company determined that the above facility leases were operating leases. The options to extend the lease terms, if any, for these leases were not included as part of the right-of-use asset or lease liability as it was not reasonably certain the Company would exercise those options.

In 2019, the Company entered into the Vehicle Lease Agreement, pursuant to which the Company leased approximately 50 vehicles as of December 31, 2023. The vehicles leased under this arrangement were classified as finance leases. Beginning in February 2023, the Company no longer enters into these leasing arrangements and began transitioning to a reimbursement program with its employees. As of December 31, 2024, the Company has no remaining obligation under the vehicle leasing arrangement.

Supplemental information related to the Company’s leases is as follows:

(in thousands)		December 31,
Assets	Balance Sheet Classification	2024	2023
Operating leases	Other assets, non-current	$4,518	$5,912
Finance leases	Property and equipment, net	—	1,022
Total leased assets		$4,518	$6,934

(in thousands)		December 31,
Liabilities	Balance Sheet Classification	2024	2023
Operating lease liabilities, current	Accrued and other current liabilities	$1,691	$1,424
Operating lease liabilities, non-current	Lease liabilities, non-current	3,286	4,977
Total operating lease liabilities		$4,977	$6,401

Finance lease liabilities, current	Accrued and other current liabilities	$—	$721
Finance lease liabilities, non-current	Lease liabilities, non-current	—	351
Total finance lease liabilities		$—	$1,072

Other information related to lease term and discount rate is as follows:

	December 31,
	2024	2023
Weighted-Average Remaining Lease Term
Operating leases	2.7 years	3.6 years
Finance leases	—	1.4 years
Weighted-Average Discount Rate
Operating leases	11.9%	11.8%
Finance leases	—	8.7%

The components of lease expense were as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Finance lease cost
Amortization of right-of-use assets	$225	$1,069
Interest on lease liabilities	24	146
Total finance lease cost	249	1,215
Operating lease cost	2,066	2,984
Total lease cost	2,315	4,199
Less: Finance lease cost from discontinued operations	(210)	(1,051)
Total lease cost from continuing operations	$2,105	$3,148

Supplemental cash flow information related to leases was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$2,095	$3,560
Operating cash flows from finance leases	$24	$145
Financing cash flows from finance leases	$248	$1,034
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$2,653
Finance leases	$—	$—

As of December 31, 2024, the maturities of the lease liabilities were as follows:

Year ending December 31, (in thousands)	Operating leases
2025	$2,192
2026	2,126
2027	1,530
Total lease payments	5,848
Less imputed interest	(871)
Lease liabilities	$4,977

12.Stockholders’ Deficit

Public Offering

On May 16, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company issued and sold the an aggregate of 11,764,706 shares (the “Firm Shares”) of our common stock, par value $0.0001 per share, to the Underwriters (the “Public Offering”). Additionally, under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, for 30 days from the date of the Underwriting Agreement, to purchase up to an additional 1,764,705 shares of common stock (the “Option Shares,” and together with the Firm Shares, the “Shares”), which the Underwriters elected to exercise in full. The price to the public in the Public Offering was $4.25 per share. The Underwriters agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $3.995 per share.

The Offering was made pursuant to a prospectus supplement and related prospectus filed with the SEC pursuant to the Company’s Registration Statement under which the Company may offer and sell up to $150.0 million in the aggregate of its common stock, including the common stock already sold, preferred stock, debt securities, warrants and units from time to time in one or more offerings. On May 18, 2023, the Company completed the sale and issuance of an aggregate of 13,529,411 Shares, including the exercise in full of the Underwriters’ option to purchase the Option Shares. The Company received net proceeds of approximately $53.6 million, after deducting the Underwriters’ discounts and commissions and offering expenses payable by the Company.

ATM Offering

On November 8, 2022, the Company filed a Registration Statement. Also on November 8, 2022, the Company entered into a Sales Agreement with Cowen, pursuant to which the Company may issue and sell from time to time up to $150.0 million of its common stock, including the common stock already sold, through or to Cowen as the Company’s sales agent or principal in the ATM Offering.

On May 15, 2023, pursuant to an Amendment No. 1 to Sales Agreement and in connection with the Public Offering, the Company reduced the number of shares that could be issued and sold pursuant to its ATM Offering with TD Cowen by $86.25 million, lowering the aggregate offering price under the Sales Agreement from $150.0 million to $63.75 million.

On September 11, 2023, pursuant to an Amendment No. 2 to Sales Agreement, the Company increased the number of shares that could be issued and sold pursuant to its ATM Offering with TD Cowen by $28.75 million, increasing the aggregate offering price under the Sales Agreement from $63.75 million to $92.5 million.

The following table summarizes information regarding settlements under the ATM Offering:

	Year Ended December 31,
(in thousands, except share and per share data)	2024	2023
Number of common stock shares sold during the period	650,005	3,559,761
Weighted-average price per share	$2.44	$5.43
Gross proceeds	$1,589	$19,339
Less commissions and fees	(40)	(483)
Net proceeds after commissions and fees	$1,549	$18,856

As of December 31, 2024, the Company had approximately $64.9 million of its common stock remaining available for sales under the ATM Offering.

Common Stock

On October 9, 2023, in accordance with the terms of an optional stock purchase agreement entered into with one of its CMOs on September 28, 2023 (the “Optional Stock Purchase Agreement”), the Company issued 2,225,513 shares of its common stock to one of its CMOs for a price of $3.675 per share, with a total value of $8.2 million in this non-cash transaction. The Optional Stock Purchase Agreement gave the Company the option, in its sole discretion, to elect to pay for certain manufacturing services provided by the CMO by either paying cash or issuing shares of our common stock in a private placement offering (the “Stock Service Fee Payment”). On October 4, 2023, the Company notified the CMO of its election of the Stock Service Fee Payment. The price per share of common stock was equal to the volume-weighted average closing trading price per share of common stock on the Nasdaq Global Market over the ten-trading day period ending on and including October 6, 2023.

13.Stock-Based Compensation and Employee Benefits

Equity Incentive Plans

In October 2014, the Company’s board of directors and its stockholders adopted the 2014 Equity Incentive Award Plan (the “Original 2014 Plan”), which became effective upon the closing of the Company’s IPO on November 6, 2014. The Original 2014 Plan was subject to automatic annual increases in the number of shares available for issuance on the first business day of each fiscal year equal to four percent (4%) of the number of shares of the Company’s common stock outstanding as of such date or a lesser number of shares as determined by the Company’s board of directors with 2024 being the last calendar year with an automatic annual increase under the Original 2014 Plan. The Original 2014 Plan was amended and restated effective May 29, 2024 as the 2014 Plan with amendments that included an additional 7,000,000 shares reserved for issuance over the existing share reserve and certain other changes to the Original 2014 Plan. Additionally, the evergreen provision has been removed from the 2014 Plan such that any increase in the total number of shares of common stock that may be issued must be approved by stockholders. There were 6,010,528 shares of common stock available for future issuance as of December 31, 2024 under the 2014 Plan. All remaining shares under the Company’s 2010 Equity Incentive Stock Plan (the “2010 Plan”) were transferred to the Original 2014 Plan upon adoption and any additional shares that would otherwise return to the 2010 Plan as a result of forfeiture, termination or expiration of the awards will return to the 2014 Plan. The 2014 Plan enables the Company to grant shares and/or options to purchase shares of common stock to employees, directors, consultants and other service providers. While the 2014 Plan allows for non-qualified or incentive stock options, primarily all option grants made since June 2016 have been for non-qualified stock options. Under the 2010 Plan, no awards have been issued since 2014, and there were no shares of common stock available for future issuance as of December 31, 2024.

In June 2016, the Company adopted the 2016 Plan. The 2016 Plan was designed to comply with the inducement exemption contained in Nasdaq’s Rule 5635(c)(4), which provides for the grant of non-qualified stock options, restricted stock units, restricted stock awards, performance awards, dividend equivalents, deferred stock awards, deferred stock units, stock payment and stock appreciation rights to a person not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company. In connection with the approval of the amendment and restatement of the Original 2014 Plan as the 2014 Plan in 2024, the Company agreed to not make any new awards under the 2016 Plan after May 29, 2024, such that all remaining shares under the 2016 Plan will remain unissued.

Stock option exercises are settled with common stock from the plans’ previously authorized and available pool of shares. If any shares subject to an award granted under the 2014 Plan or 2016 Plan expire, are forfeited or canceled without the issuance of shares, the shares subject to such awards return to the 2014 Plan. In addition, shares withheld to pay for minimum statutory tax obligations with respect to full-value awards are added back to the 2014 Plan. The annual grant to eligible employees can vary depending on the type of award, and the award size is determined by the employee’s grade level.

Stock Options

Incentive stock options and non-statutory stock options may be granted with exercise prices of not less than the fair market value of the common stock on the date of grant. These stock options generally vest over four years, expire in ten years from the date of grant and are generally exercisable after vesting.

In 2024, the Company granted an aggregate of 2,622,500 performance-based stock options (“PSOs”) under the Original 2014 Plan and under the 2014 Plan to its Chief Executive Officer and certain other senior officers, which have a term of ten years. The PSOs granted under the Original 2014 Plan are comprised of 1,982,500 PSOs with performance-based vesting conditions tied to commercial, clinical and strategic milestones (the “Performance Condition PSOs”). The fair value of each Performance Condition PSO was estimated on the grant date, using the Black-Scholes model for PSOs tied to commercial, clinical and strategic milestones. Expense for the Performance Condition PSOs is recognized over the requisite service period only when the performance condition is considered probable of being achieved and is recognized over the period from the grant date through the time the milestone is expected to be achieved. The PSOs granted under the 2014 Plan comprised 640,000 PSOs with total shareholder return vesting tied to performance milestones during specified periods (the “Market Condition PSOs”). The fair value of each Market Condition PSO was estimated on the grant date using a Monte Carlo simulation model.

The following table summarizes option activity from December 31, 2023 through December 31, 2024:

	Options
			Weighted-
			Average	Aggregate
		Weighted-	Remaining	Intrinsic
	Number of	Average	Contractual Terms	Value
	Options	Exercise Price	(Years)	(in thousands)
Outstanding at December 31, 2023	23,659,240	$13.31
Granted - at fair value	10,513,500	$2.28
Exercised	(174,651)	$1.67
Forfeited/Canceled	(5,292,979)	$9.20
Outstanding at December 31, 2024	28,705,110	$10.10	6.4	$889
Exercisable at December 31, 2024	17,010,902	$14.37	4.6	$—

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the year in excess of the exercise price multiplied by the number of options outstanding or exercisable.

Information on the options outstanding and exercisable as of December 31, 2024 is summarized by range of exercise prices as follows:

			Options Outstanding			Options Exercisable
				Weighted-
				Average	Weighted-		Weighted-
				Remaining	Average		Average
			Number	Contractual Terms	Exercise	Number	Exercise
Range of Exercise Prices			Outstanding	(Years)	Price	Exercisable	Price
$0.77	-	$2.41	6,361,791	9.5	$1.74	473,666	$2.35
$2.59	-	$5.44	6,000,496	8.3	$3.86	2,069,330	$4.33
$5.86	-	$12.37	5,603,496	5.3	$10.28	4,386,405	$10.54
$12.44	-	$17.06	4,601,126	5.3	$14.64	3,992,175	$14.59
$17.17	-	$26.58	4,691,013	3.8	$18.90	4,642,138	$18.91
$26.62	-	$36.85	1,447,188	0.5	$29.06	1,447,188	$29.06
			28,705,110	6.4	$10.10	17,010,902	$14.37

Additional information on options is summarized as follows:

	Year Ended December 31,
(in thousands, except weighted-average grant-date fair value per share)	2024	2023
Total intrinsic value of options exercised	$110	$425
Total grant date fair value of options vested	$22,778	$30,467
Weighted-average grant date fair value per share of options granted	$1.49	$4.19

As of December 31, 2024, total unrecognized stock-based compensation expense related to unvested stock options was $24.6 million, which is expected to be recognized over a weighted-average period of 2.6 years.

Restricted Stock Units

The Company grants RSUs from time to time primarily to its employees. RSUs are share awards that entitle the holder to receive freely tradable shares of the Company’s common stock upon vesting. The RSUs cannot be transferred and are subject to forfeiture if the holder’s employment terminates prior to the release of the vesting restrictions. The Company’s RSUs generally vest over one to three years from the applicable grant date, provided the employee remains continuously employed with the Company. However, the RSUs granted in 2024 were issued and vested immediately to settle a portion of the 2023 annual employee performance bonuses. The estimated fair value of RSUs is based on the closing price of the Company’s common stock on the grant date.

The following table sets forth the summary of RSUs activity, under the 2014 Plan:

	RSUs Outstanding
		Weighted-Average
	Number of	Grant Date Fair
	RSUs	Value
Balances at December 31, 2023	1,726,729	$11.93
RSUs granted	1,976,750	$2.23
RSUs vested	(2,793,626)	$5.41
RSUs canceled	(141,616)	$11.50
Balances at December 31, 2024	768,237	$10.79

Additional information on RSUs is summarized as follows:

	Year Ended December 31,
(in thousands, except weighted-average grant-date fair value per share)	2024	2023
Total grant date fair value of RSUs vested	$15,101	$18,381
Total grant date fair value of RSUs granted	$4,408	$11,386
Weighted-average grant-date fair value per share of RSUs granted	$2.23	$8.93

As of December 31, 2024, total unrecognized stock-based compensation expense related to unvested RSUs was $2.6 million, which is expected to be recognized over a weighted-average period of 0.7 years.

Employee Stock Purchase Plan

In October 2014, the Company’s board of directors and its stockholders approved the establishment of the ESPP. The ESPP provided for annual increases in the number of shares available for issuance on January 1 of each year until January 1, 2024, equal to the lesser of one percent (1%) of the number of shares of the Company’s common stock outstanding as of such date or a number of shares as determined by the Company’s board of directors. The ESPP had 1,689,547 shares of common stock available for future issuance as of December 31, 2024. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company’s common stock on the first or last day of the offering period. The offering periods of the ESPP are six-month periods commencing on each May 16 and November 16. As of December 31, 2024, the unrecognized compensation expense associated with the ESPP was immaterial,  which is expected to be recognized over a weighted-average period of 4.5 months.

Stock-Based Compensation

The following table summarizes the classification of stock-based compensation expense in the Company’s consolidated statements of operations related to employees and nonemployees:

	Year Ended December 31,
(in thousands)	2024	2023
Cost of goods sold (1)	$1,070	$632
Research and development	8,643	14,596
Selling, general and administrative	18,089	27,882
Stock-based compensation subtotal	27,802	43,110
Less: Stock-based compensation from discontinued operations	(1,682)	(4,005)
Total stock-based compensation expense from continuing operations	$26,120	$39,105

Total stock-based compensation expense capitalized into inventory	$1,407	$1,062

(1)	Stock-based compensation capitalized into inventory is recognized as cost of goods sold when the related product is sold.

Valuation Assumptions of Awards Granted to Employees

The Company estimated the fair value of each stock option and awards granted under the ESPP on the date of grant using the Black-Scholes option-pricing model. The following table illustrates the weighted-average assumptions for the Black-Scholes option-pricing model used in determining the fair value of the awards during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Expected term (years)
Stock options	5.7	6.0
ESPP	0.5	0.5
Expected volatility
Stock options	67%	64%
ESPP	88%	105%
Risk-free interest rate
Stock options	3.97%	3.92%
ESPP	4.94%	5.35%
Expected dividend yield
Stock options	—%	—%
ESPP	—%	—%

Expected Term: The expected term represents the period for which the stock-based awards are expected to be outstanding and is based on the options’ vesting term and contractual term, which is derived from the Company’s historical data.

Expected Volatility: The expected volatility is calculated based on the Company’s daily stock closing prices for a period equal to the expected life of the award.

Risk-Free Interest Rate: The risk-free interest rate is based on the United States Treasury constant maturity rate at the time of grant using a term equal to the expected life.

Expected Dividends: The Company has not paid and does not anticipate paying any dividends in the near future, and therefore used an expected dividend yield of zero in the valuation model.

401(k) Retirement Plan

In 2019, the Compensation Committee of the Board approved the Company’s matching of employee contributions towards their individual 401(k) Plans whereby eligible employees may elect to contribute up to the lesser of 90% of their annual compensation or the statutorily prescribed annual limit allowable under Internal Revenue Service regulations. The Company makes matching contributions of 100% of the first 4% of eligible compensation that an employee contributes to his or her 401(k) plan, up to a maximum of $7,500 each year. The Company recorded compensation expense in continuing operations related to the match of $1.2 million and $1.3 million for the years ended December 31, 2024 and 2023, respectively.

14.Income Taxes

The components of loss from continuing operations before income taxes are as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Domestic	$(215,394)	$(222,142)
Foreign	—	—
Total	$(215,394)	$(222,142)

For the periods presented, the income tax provision (benefit) is as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Current:
Federal	$—	$—
State	—	—
Foreign	—	—
Subtotal	$—	$—

Deferred:
Federal	$—	$(380)
State	—	—
Foreign	—	—
Subtotal	$—	$(380)

Income tax provision (benefit)	$—	$(380)

For the periods presented above, the income tax provision (benefit) reflects the Company’s history of losses and valuation of allowances against the deferred tax assets.

A reconciliation of the statutory United States federal rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2024	2023
Percent of pre-tax income:
United States federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	(0.4)	(1.3)
Permanent items	0.2	—
Research and development credit	3.2	0.9
Stock-based compensation costs	(4.2)	(3.7)
Other	(0.7)	0.8
Change in valuation allowance	(19.1)	(17.5)
Effective income tax rate	—%	0.2%

The components of the Company’s net deferred tax assets (liabilities) as of December 31, 2024 and 2023 consist of the following:

	December 31,
(in thousands)	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$158,090	$170,402
Research and development credits	72,031	65,225
Depreciation and amortization	28,861	37,211
Stock-based compensation	26,814	30,370
Sales related accruals	39,966	38,474
Other accruals	42,537	42,480
Capitalized research and development	50,850	46,062
Total gross deferred tax assets	419,149	430,224
Valuation allowance	(412,833)	(423,385)
Total net deferred tax assets	6,316	6,839
Deferred tax liabilities:
Right-of-use asset	(1,004)	(1,538)
In-process research and development	(6,414)	(6,403)
Total deferred tax liabilities	(7,418)	(7,941)
Net deferred tax liabilities	$(1,102)	$(1,102)

The tax benefit of net operating losses, temporary differences and credit carry forwards is recorded as an asset to the extent that management assesses that realization is “more likely than not.” The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. As of December 31, 2024 and 2023, the Company recorded net a deferred tax liability of $1.1 million. The net deferred tax liability relates to in-process research and development that cannot be offset against the deferred tax assets. For remaining deferred tax assets, the Company has determined that it is more likely than not that its federal and state net deferred tax assets will not be realized due to the Company's history of losses and lack of other positive evidence. As a result, the Company has recorded a valuation allowance against the remaining federal and certain state net deferred tax assets as of December 31, 2024 and 2023.

The valuation allowance decreased by $10.6 million during the year ended December 31, 2024 and increased by $85.6 million during the year ended December 31, 2023.

As of December 31, 2024, the Company had net operating loss carryforwards for federal income of $718.7 million, which will start to expire in the year 2036, and various states net operating loss carryforwards of $124.8 million, which have various expiration dates beginning in 2031.

As of December 31, 2024, the Company had federal research and development credit carryforwards for federal income tax purposes of $66.7 million, which will start to expire in the year 2031, and state research and development credit carryforwards of $29.5 million, which have no expiration date.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of certain net operating loss and tax credit carryforwards before their utilization. Under the current tax law, the carry forward period of net operating losses generated from 2018 forward is indefinite. However, the carryforward period for net operating losses generated prior to 2018 remains the same. Therefore, the annual limitation may result in the expiration of certain net operating losses and tax credit carryforwards before their utilization. The Company files income tax returns in the United States federal jurisdiction, various United States state jurisdictions, and a foreign jurisdiction with varying statutes of limitations. The tax years from inception in 2011 forward remain open to examination due to the carryover of unused net operating losses and tax credits.

A reconciliation of the Company’s unrecognized tax benefits during 2024 and 2023 is as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Balance at beginning of year	$17,417	$16,838
Additions based on tax positions related to current year	1,565	865
Additions (reductions) for tax positions of prior years	265	(286)
Balance at end of year	$19,247	$17,417

As of December 31, 2024 and 2023, the Company had $19.2 million and $17.4 million, respectively, of unrecognized benefits, none of which would currently affect the Company’s effective tax rate if recognized due to the Company’s deferred tax assets being offset by a valuation allowance. During 2024 and 2023, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate a material adjustment of unrecognized tax benefits during the next twelve months from the balance sheet date as reductions for tax positions of prior years.

15.Net Income (Loss) Per Share

The following table sets forth the computation of the basic and diluted net income (loss) per share:

	Year Ended December 31,
(in thousands, except share and per share data)	2024	2023
Net loss from continuing operations	$(215,394)	$(221,762)
Weighted-average common shares outstanding, basic and diluted	114,553,537	94,162,637
Net loss from continuing operations, basic and diluted	$(1.88)	$(2.36)

Net income (loss) from discontinued operations, net of tax	$243,901	$(16,130)
Weighted-average common shares outstanding, basic and diluted	114,553,537	94,162,637
Net income (loss) from discontinued operations, basic and diluted	$2.13	$(0.17)

Net income (loss)	$28,507	$(237,892)
Weighted-average common shares outstanding, basic and diluted	114,553,537	94,162,637
Net income (loss) per share, basic and diluted	$0.25	$(2.53)

The following outstanding dilutive potential shares were excluded from the calculation of diluted net income (loss) per share due to their anti-dilutive effect:

	Year Ended December 31,
	2024	2023
Stock options, performance stock options and shares subject to ESPP	29,274,841	24,083,222
Restricted stock units	901,104	2,266,387
Shares issuable upon conversion of 2026 Convertible Notes	11,942,152	11,942,152
Total	42,118,097	38,291,761

The amounts in the table above exclude any shares contingently issuable pursuant to the CVR Agreement because the conditions that could result in a payment becoming due were not met.

16.Subsequent Event

Sale of UDENYCA

In connection with the December 2, 2024 UDENYCA Purchase Agreement and related UDENYCA Sale, the Company held a Special Meeting of Stockholders (the “Special Meeting”) on March 11, 2025 virtually via the Internet. At the Special Meeting, the Company’s stockholders approved the UDENYCA Sale, the UDENYCA Purchase Agreement and the other transactions and ancillary documents contemplated by the UDENYCA Purchase Agreement.

On April 11, 2025 (the “UDENYCA Closing Date”) the Company completed the divestiture of the UDENYCA Business to Intas for upfront, all-cash consideration of $483.4 million, inclusive of $118.4 million for UDENYCA product inventory. In addition, the Company is also eligible to receive Earnout Payments. The first such payment is payable by Intas to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through September 30, 2026 are equal to or greater than $300 million, and the second such payment is payable by Intas to the Company if Net Sales of UDENYCA for four consecutive fiscal quarters from July 1, 2025 through March 31, 2027 are equal to or greater than $350 million.

The UDENYCA Sale represented the last and most significant divestiture of the Company’s biosimilar businesses, which comprised the UDENYCA, YUSIMRY and CIMERLI franchises. As a result, the assets, liabilities, and results of the biosimilar businesses were classified to discontinued operations in our Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025. As such, we have retrospectively reclassified all assets, liabilities, and results of the biosimilar businesses as discontinued operations herein. For further details see Note 6. Discontinued Operations.

On April 15, 2025, the Company paid $47.7 million to buy out the Purchaser Group’s right to receive the portion of the Revenue Payments with respect to UDENYCA in accordance with the Revenue Purchase and Sale Agreement. For further details see Note 9. Financial Liabilities.

2026 Convertible Notes Repurchases

On April 15, 2025, the Company paid $170.0 million in cash to repurchase $170.0 million aggregate principal amount of the 2026 Convertible Notes in privately negotiated transactions. On May 15, 2025, pursuant to the Fundamental Change Repurchase Right (as defined in the Indenture, between the Company and the Trustee), the Company repurchased $59.9 million aggregate principal amount of the 2026 Convertible Notes, at a cash repurchase price of $59.9 million, which amount was equivalent to 100% of the principal amount of the repurchased notes, together with the accrued and unpaid interest. Following the repurchases, the outstanding principal amount of the 2026 Convertible Notes was $0.1 million and consisted of the remaining notes that were not tendered for repurchase. In connection with the repurchases, the Company recorded a $4.7 million loss on debt extinguishment which was classified within discontinued operations in the condensed consolidated statements of operations for the three months ended June 30, 2025. This charge included the write-off of the remaining debt discount and debt issuance costs and related transaction fees. For further details see Note 9. Financial Liabilities.